EXECUTION VERSION

TERM CREDIT AGREEMENT Dated as of May 22, 2018 among SUNPOWER HOLDCO, LLC, as Borrower SUNPOWER CORPORATION, as Guarantor and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender

EXECUTION VERSION

EXHIBITS:

Exhibit A        Form of Compliance Certificate
Exhibit B        Form of Closing Date Certificate
Exhibit C        Form of Borrowing Request
Exhibit D        Form of Promissory Note
Exhibit E        Form of Opinion of Counsel to the Borrower
Exhibit F        Form of Solvency Certificate
Exhibit G        Form of Pledge Agreement (SunPower YC Holdings)
Exhibit H        Form of Pledge Agreement (Borrower)
Exhibit I        Form of Assignment and Assumption

CREDIT AGREEMENT
This TERM CREDIT AGREEMENT, dated as of May 22, 2018 (this “Agreement”), is made by and among SunPower HoldCo, LLC, a Delaware limited liability company (the “Borrower”), SunPower Corporation, a Delaware corporation (the “Guarantor”), and Crédit Agricole Corporate and Investment Bank (“Crédit Agricole CIB”), as Lender.
RECITALS
The Borrower has requested the Lender to extend credit in the form of a Term Loan during the Availability Period, the proceeds of which will be used in accordance with Section 5.05. The Lender is willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein and in the other Loan Documents.
The Guarantor has agreed to guarantee the obligations of the Borrower under this Agreement on the terms set forth herein.
All of the Obligations hereunder and under the other Loan Documents will be secured by a First Priority Lien on the Collateral.
Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2018 Debentures” means the $300 million 0.75% senior convertible debentures issued by the Guarantor and due June 1, 2018.
“8point3 General Partner” means 8point3 General Partner, LLC, a Delaware limited liability company.
“8point3 Group” means 8point3 Holdings, 8point3 General Partner, the Partnership, OpCo, and each of the direct and indirect subsidiaries of OpCo.
“8point3 Holdings” means 8point3 Holding Company, LLC, a Delaware limited liability company.
“ABR”, when used in reference to the Term Loan or the Borrowing, refers to whether the Term Loan or the Borrowing is bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted LIBO Rate” means, for any Interest Period, the rate per annum equal to the rate obtained by dividing (i) the LIBO Rate for such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against “Eurocurrency liabilities” as specified in Regulation D (including any marginal, emergency, special or supplemental reserves).
“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (c) the LIBO Rate for a period of one month commencing on such day (which rate shall in no event be less than zero) plus 1%. If the Lender shall have reasonably determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Lender to obtain sufficient quotations in accordance with the terms of the definition of Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Alternate Disposal” has the meaning assigned to such term in Section 5.11(a).
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Affiliates from time to time concerning or relating to bribery or corruption, including, but not limited to, the Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010, and laws of the European Union, each as amended, and the rules and regulations thereunder.
“Applicable Rate” means (a) from the Closing Date to the Step-Up Date, with respect to a LIBO Rate Borrowing or an ABR Borrowing, 2.00% per annum, and (b) from and after the Step-Up Date, with respect to a LIBO Rate Borrowing or an ABR Borrowing, 5.00% per annum.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages the Lender.
“Assignment and Assumption” means an assignment and assumption entered into by the Lender and an assignee (with the consent of any party whose consent is required by Section 8.04) in the form of Exhibit I.
“Availability Period” means the period from the Effective Date to the earlier of (i) June 1, 2018 and (ii) the date of the Borrowing.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the board of directors of the general partner of the partnership and (c) with respect to any other Person, the board, managers or committee of such Person serving a similar function.
“Borrower” has the meaning assigned to such term in the preamble to this Agreement.
“Borrowing” means the borrowing of the Term Loan hereunder.
“Borrowing Request” means a request by the Borrower for the Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit C, or such other form as shall be approved by the Lender.
“Business Day” means a day of the year other than (a) Saturdays, (b) Sundays or (c) any day on which banks are required or authorized by law to close in either or both of New York or Paris, France; provided that, when used in connection with a LIBO Rate Borrowing, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Proceeds Account” means the account, maintained in the name of SunPower YC Holdings with the Lender, established in accordance with the Pledge Agreement (SunPower YC Holdings) and numbered 001-110186-0060-00.
“Change in Control” means (a) Total S.A. shall fail to directly or indirectly beneficially own or control at least 50.1% of the voting power represented by the issued and outstanding Equity Interests of each of the Loan Parties, (b) the Guarantor shall fail to directly own 100% of the Equity Interests of the Borrower or (c) the Borrower shall fail to directly own 100% of the Equity Interests of SunPower YC Holdings.
“Change in Law” means (a) the adoption of any treaty, international agreement, law, rule, or regulation after the date of this Agreement, (b) any change in any treaty, international agreement, law, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender (or, for purposes of Section 2.13(b), by any lending office of the Lender or by the corporation controlling the Lender, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority (provided that compliance with such request, guideline or directive is in accord with the general practice of Persons to whom such request, guideline or directive is intended to apply) made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and

all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case referred to in clause (i) or (ii) be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class A Share” has the meaning assigned to such term in the Merger Agreement.
“Closing Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 8.02) and the Borrowing occurs.
“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit B.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means, collectively, all of the assets and property in which Liens are granted or purported to be granted pursuant to the Collateral Documents as security for the Obligations.
“Collateral Documents” means the Pledge Agreement (Borrower), the Pledge Agreement (SunPower YC Holdings) and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Lender a Lien on the Collateral.
“Commitment” has the meaning assigned to such term in Section 2.01.
“Commitment Fee” has the meaning assigned to such term in Section 2.10(a).
“Compliance Certificate” means a certificate of a Financial Officer of the Guarantor substantially in the form of Exhibit A.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.
“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (c) contractually provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the “Latest Maturity Date” under and as defined in the Opco Credit Agreement, except, in the case of clauses (a) and (b), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all “Obligations” under and as defined in the OpCo Credit Agreement, the cancellation or expiration of all “Letters of Credit” under and as defined in the OpCo Credit Agreement and the termination of the “Commitments” under and as defined in the OpCo Credit Agreement.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary of the Borrower that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia, including any person acquired directly or indirectly by the Borrower which becomes a Domestic Subsidiary.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country

(including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” the date on which the conditions specified in Section 4.01 are satisfied.
“Eligible Assignee” means (a) an Affiliate of the Lender, or (b) an Approved Fund; provided that neither the Borrower nor any Affiliate thereof shall qualify as an Eligible Assignee.
“Equity Interests” means shares of capital stock, general or limited partnership interests, membership interests in a limited liability company, beneficial interests in a trust, or other equity ownership interests in a Person, and any warrants, options, or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Guarantor within the meaning of Section 4001 of ERISA, or that, together with the Guarantor, is treated as a single employer under Section 414(b), or (c), (m) or (o) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a failure by any Plan to meet the minimum funding standards within the meaning of Section 412 of the Code or Section 302 of ERISA, in each case, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Guarantor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Guarantor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Guarantor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Guarantor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) a determination that any Plan or Multiemployer Plan is, or is expected to be, in at-risk status (within the meaning of Title IV of ERISA), or (i) the filing of a notice of intent to terminate or the termination of any Plan under Section 4041(c) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange” has the meaning assigned to such term in Section 6.06.
“Excluded Taxes” means, any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Taxes attributable to the Lender’s failure to comply with Section 2.15(e), (c) any U.S. federal withholding Tax that is imposed on amounts payable to the Lender at the time the Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that the Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.15(a) and (d) any U.S. federal withholding Taxes imposed by FATCA.
“Existing Pledge and Guaranty Agreement” means that certain pledge and guaranty agreement, dated as of June 24, 2015, between SunPower YC Holdings, as pledgor, and Crédit Agricole CIB, as collateral agent, as in effect on the Effective Date.
“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s‑length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Borrower acting reasonably and in good faith.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such sections of the Code.
“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three federal funds brokers of recognized standing selected by the Borrower.
“Fees” means the Commitment Fee, the Upfront Fee, the Retainer Fee and all other fees contemplated by Section 2.10.
“Financial Officer” means the chief financial officer, treasurer or controller of the Guarantor.
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is perfected and has priority over any other Lien on such Collateral (other than Permitted Collateral Encumbrances, which by operation of law or contract would have priority over the Liens securing the Obligations).
“Foreign Lender” means a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, (a) except as otherwise expressly provided in this Agreement, as in effect as of the Closing Date, (b) with respect to all financial statements and reports required to be delivered under the Loan Documents, as in effect from time to time, and (c) solely with respect to computations of the Leverage Ratio, subject to the proviso in Section 1.04.
“Governmental Authority” means any supra-national body, the government of the United States of America, any other nation or any political subdivision of any thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantor” has the meaning assigned to such term in the preamble to this Agreement.
“Guarantied Obligations” means any and all Obligations of the Borrower now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with this Agreement and the other Loan Documents.
“Guaranty” means the guaranty of the Guarantor set forth in Article IX.
“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement, in each case entered into by a “Credit Party” under and as defined in the Opco Credit Agreement with a Lender Counterparty.
“Historical Financial Statements” has the meaning assigned to such term in Section 3.04.
“Indebtedness” means, as applied to any Person, without duplication (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to “Capital Leases” under and as defined in the OpCo Credit Agreement that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (i) any such obligations incurred under ERISA or in connection with any Tax Equity Financing, (ii) any earn-out obligations consisting of the deferred purchase price of property acquired until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP and (iii) accounts payable in the ordinary course of business and not more than 120 days overdue), which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument, (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings (but only to the extent such letter of credit has not been cash collateralized or with respect to which back-to-back letters of credit have not been issued), (g) Disqualified Equity Interests, (h) (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof, and (iii) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (B) to maintain the solvency or any balance sheet item, level of income or financial condition of another, in each case with respect to indebtedness set out in clauses (a) through (g) above, (i) any obligations with respect to tax equity or similar financing arrangements, and (j) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Hedge Agreement, whether entered into for hedging or speculative purposes or otherwise; provided, in no event shall obligations under any Hedge Agreement be deemed “Indebtedness” for any purpose unless such obligations relate to a derivative transaction which has been terminated (or to the extent amounts under such Hedge Agreement are otherwise due and owing); provided, further, that Permitted Equity Commitments and Project Obligations shall not constitute Indebtedness.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Information” has the meaning set forth in Section 8.11.
“Interest Election Request” means a request by the Borrower to convert or continue the Borrowing in accordance with Section 2.05.
“Interest Payment Date” means (a) with respect to an ABR Borrowing, the last day of each March, June, September and December and the Repayment Date and (b) with respect to a LIBO Rate Borrowing, the last day of each Interest Period applicable to such Borrowing and the Repayment Date.
“Interest Period” means, with respect to a LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of the Borrowing initially shall be the Closing Date and thereafter shall be the effective date of the most recent conversion or continuation of the Borrowing.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
“Interpolated Rate” means, with respect to a LIBO Rate Borrowing for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case at approximately 11:00 a.m., London time, on the date that is two (2) Business Days prior to the commencement of such Interest Period.

“Investment” means (a) any direct or indirect purchase or other acquisition by the Partnership or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than OpCo); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Partnership from any Person (other than OpCo), of any Equity Interests of such Person; (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by the Partnership or any of its Subsidiaries to any other Person (other than OpCo), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (d) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (a), (b) and (c) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but deducting therefrom the amount of any repayments or distributions received on account of such Investment by, or the return on or of capital with respect to, such Investment to, the Person making such Investment. For the avoidance of doubt, neither any Permitted Project Undertakings nor any payment pursuant to and in accordance with the terms of Project Obligations shall be deemed to constitute an Investment.
“IRS” means the United States Internal Revenue Service.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.
“Lender” means Crédit Agricole CIB and any other Person that shall become a party hereto as a Lender pursuant to an Assignment and Assumption.
“Lender Counterparty” means each “Lender” under and as defined in the OpCo Credit Agreement, each “Agent” under and as defined in the OpCo Credit Agreement and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who was a Lender, Agent or Affiliate thereof at the time such Hedge Agreement was entered into but subsequently ceases to be an Agent or a Lender or Affiliate, as the case may be).
“Leverage Condition” means that, as of any date of determination, the Leverage Ratio as of such date of determination (as determined in accordance with the OpCo Credit Agreement) is less than or equal to 6.0 to 1.0.
“Leverage Ratio” means, as of the last day of any fiscal quarter of OpCo, the Leverage Ratio under, and as defined in, the OpCo Credit Agreement (as in effect on the Closing Date).

“LIBO Rate” means, with respect to any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Lender from time to time in its reasonable discretion (in each case, the “Screen Rate”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided, that if the Screen Rate shall not be available at such time for such Interest Period with respect to Dollars, then the LIBO Rate shall be the Interpolated Rate. If the LIBO Rate (as determined pursuant to the foregoing provisions of this definition) for any Interest Period is below zero, then the LIBO Rate for such Interest Period shall be deemed to be zero.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, collateral assignment, encumbrance, deposit arrangement, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
“Loan Documents” means this Agreement, the Collateral Documents, the Work Letter and any promissory note issued pursuant to this Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto.
“Loan Party” means the Borrower, the Guarantor and SunPower YC Holdings, and “Loan Parties” shall mean all such Persons, collectively.
“Margin Stock” has the meaning assigned to such term in Regulation U.
“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or properties of the Guarantor and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any of the Loan Documents, or (c) the ability of any Loan Party to perform its obligations under the Loan Documents.
“Merger Agreement” means the Agreement and Plan of Merger and Purchase Agreement, dated as of February 5, 2018, by and among the Partnership, 8point3 General Partner, OpCo, 8point3 Holdings, 8point3 Solar CEI, LLC, a Delaware limited liability company, 8point3 Co-Invest Feeder 1, LLC, a Delaware limited liability company, 8point3 Co-Invest Feeder 2, LLC, a Delaware limited liability company, CD Clean Energy and Infrastructure V JV (Holdco), LLC, a Delaware limited liability company, 8point3 Partnership Merger Sub, LLC, a Delaware limited liability company, 8point3 OpCo Merger

Sub 1, LLC, a Delaware limited liability company, and 8point3 OpCo Merger Sub 2, LLC, which contemplates, among other things, the merger of (a) 8Point3 Partnership Merger Sub, LLC with and into the Partnership, with the Partnership continuing as the surviving entity, (b) 8point3 OpCo Merger Sub 1, LLC with and into OpCo, with OpCo as the surviving entity, and (c) 8point3 OpCo Merger Sub 2, LLC with and into OpCo, with OpCo continuing as the surviving entity.
“Multiemployer Plan” means, at any time, a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA then, or at any time during the previous five years maintained for, or contributed to (or for which there was an obligation to contribute) on behalf of, employees of the Borrower or any ERISA Affiliate.
“Non-Controlled Subsidiary” means, at any time, any Subsidiary not controlled by the Borrower. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Non-Guarantor Subsidiary” means (a) any Subsidiary of OpCo that (i) is the direct owner and/or lessor of one or more “Solar Energy Projects” under and as defined in the OpCo Credit Agreement, (ii) has no Subsidiaries and owns no material assets other than those assets necessary for the ownership, leasing, development, construction or operation of such Solar Energy Projects and (iii) has no Indebtedness other than (A) intercompany Indebtedness to the extent permitted under the OpCo Credit Agreement, (B) Non-Recourse Project Indebtedness or (C) Tax Equity Financing (any such entity, a “Project Owner”); and (b) any Subsidiary of OpCo that (i) is the direct or indirect owner of all or a portion of the Equity Interests in one or more Project Owners, (ii) has no Subsidiaries other than Subsidiaries each of which meets the qualifications set forth in clause (a) or (b)(i) above, (iii) owns no material assets other than those assets necessary for the ownership, leasing, development, construction or operation of “Solar Energy Projects” under and as defined in the OpCo Credit Agreement, (iv) has no Indebtedness other than (A) intercompany Indebtedness to the extent permitted under the OpCo Credit Agreement, (B) Non-Recourse Project Indebtedness or (C) Tax Equity Financing, (v) is not a direct Subsidiary of OpCo and (vi) is prohibited from providing a guarantee of the “Obligations” under and as defined in the OpCo Credit Agreement pursuant to the terms of any Non-Recourse Project Indebtedness or Tax Equity Financing documentation to which any Subsidiary is, or will become, a party.
“Non-Recourse Project Indebtedness” means Indebtedness of a Non-Guarantor Subsidiary owed to an unrelated Person with respect to which the creditor has no recourse (including by virtue of a Lien, guarantee or otherwise) to OpCo or any other “Credit Party” under and as defined in the OpCo Credit Agreement other than recourse (a) in respect of any acquisition or contribution agreement with respect to any Investment permitted under the OpCo Credit Agreement entered into by OpCo or any other “Credit Party” under and as defined in the OpCo Credit Agreement, (b) by virtue of rights of such

Non-Guarantor Subsidiary under a Project Obligation collaterally assigned to such creditor, which rights may be exercised pursuant to such Project Obligation against the Partnership or any other “Credit Party” under and as defined in the OpCo Credit Agreement that is party to such Project Obligation or (c) pursuant to Permitted Project Undertakings or Permitted Equity Commitments, and only has recourse for the payment of such Indebtedness to the property securing such Indebtedness, which property shall be limited to the property of such Non-Guarantor Subsidiary and the pledge of Equity Interests of such Non-Guarantor Subsidiary.
“obligations” means, for purposes of the definition of the term “Indebtedness”, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Obligations” means all obligations, liabilities, and Indebtedness of every nature of each Loan Party from time to time owing to the Lender, under or in connection with this Agreement or any other Loan Document, in each case whether primary, secondary, direct, indirect, contingent, fixed or otherwise, including interest accruing at the rate provided in the applicable Loan Document on or after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable.
“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Guarantor.
“OpCo” means 8point3 Operating Company, LLC, a Delaware limited liability company.
“OpCo Credit Agreement” means the Credit and Guaranty Agreement, dated as of June 5, 2015, among OpCo, the Partnership, certain Subsidiaries of OpCo, as guarantors, the lenders party thereto and Crédit Agricole CIB, as administrative agent and collateral agent, as in effect on the Effective Date.
“OpCo Merger Consideration” has the meaning assigned to such term in the Merger Agreement.
“OpCo Merger 1 OpCo Distribution” has the meaning assigned to such term in the Merger Agreement.
“OpCo Units” has the meaning assigned to such term in the Merger Agreement.
“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Term Loan or any Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).
“Parent” has the meaning assigned to such term in the Merger Agreement.
“Participant” has the meaning assigned to such term in Section 8.04(c)(i).
“Participant Register” has the meaning assigned to such term in Section 8.04(c)(i).
“Partnership” means 8point3 Energy Partners LP, a Delaware limited partnership.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Collateral Encumbrances” means:
(a)    Liens imposed by law for taxes that are not yet due or are being contested in good faith;
(b)    judgment liens in respect of judgments that do not constitute an Event of Default;
(c)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights; and
(d)    Liens that arise by operation of law for amounts not yet due.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes that are not yet due or are being contested in good faith;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in good faith;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), including those incurred pursuant to any law primarily concerning the environment, preservation or reclamation of natural resources, the management, release or threatened release of any hazardous material or to health and safety matters, in each case in the ordinary course of business as conducted from time to time;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default;
(f)    easements, zoning restrictions, rights-of-way, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(g)    Liens on property or assets of the Guarantor or any Subsidiary granted pursuant to agreements listed on Schedule 1 to the Revolving Credit Agreement or consented to in writing under the Revolving Credit Agreement prior to the Closing Date; provided that such Liens shall secure only those obligations that they secure on the Closing Date and any obligations arising under such agreements after the Closing Date (and permitted extensions, renewals, and refinancings thereof to the extent that the amount of such obligations secured by such Liens is not increased, except in accordance with the then current terms of such agreements);
(h)    purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements and similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business as conducted from time to time);
(i)    Liens arising out of Capital Lease Obligations, so long as such Liens attach only to the Property being leased in such transaction and any accessions thereto or proceeds thereof and related property;
(j)    any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business as conducted from time to time;

(k)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;
(l)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;
(m)    licenses of intellectual property granted in the ordinary course of business;
(n)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(o)    Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;
(p)    the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
(q)    Liens arising from precautionary UCC financing statements regarding operating leases;
(r)    Liens on Equity Interests in Joint Ventures held by the Borrower or a Subsidiary securing obligations of such Joint Venture or the Borrower’s or such Subsidiary’s obligations as a partner or member in such Joint Venture, other than the Lien and created pursuant to the Existing Pledge and Guaranty Agreement;
(s)    Liens on securities that are the subject of fully collateralized repurchase agreements with a term of not more than 30 days for direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, Japan or the European Union (or by any agency of any thereof to the extent such obligations are backed by the full faith and credit of such jurisdiction), in each case maturing within one year from the date of acquisition thereof, and entered into with any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(t)    Liens in favor of customers or suppliers of any Foreign Subsidiary on equipment, supplies and inventory purchased with the proceeds of advances made by such customers or suppliers under or securing obligations in connection with supply agreements;

(u)    Liens that arise by operation of law for amounts not yet due;
(v)    existing and future Liens related to or arising from the sale, transfer, or other disposition of rights to solar power rebates in the ordinary course of business as conducted from time to time;
(w)    existing and future Liens in favor of the Borrower’s bonding company covering materials, contracts, receivables, and other assets which are related to, or arise out of, contracts which are bonded by that bonding company in the ordinary course of the Borrower’s business as conducted from time to time;
(x)    Liens on Equity Interests in and assets of Project Finance Subsidiaries of the Guarantor or Subsidiaries of the Guarantor to secure Project Indebtedness;
(y)    customary Liens on securities accounts of the Borrower in favor of the securities broker with whom such accounts are maintained, provided that (i) such Liens arise in the ordinary course of business of the Borrower, as applicable, and such broker pursuant to such broker’s standard form of brokerage agreement; (ii) such securities accounts are not subject to restrictions against access by the Borrower; (iii) such Liens secure only the payment of standard fees for brokerage services charged by, but not financing made available by, such broker and such Liens do not secure Indebtedness for borrowed money; and (iv) such Liens are not intended by the Borrower to provide collateral to such broker;
(z)    cash collateral securing reimbursement obligations with respect to letters of credit issued to secure liabilities of the Guarantor or any Subsidiary incurred in the ordinary course of business;
(aa)    Liens on the property or assets of any Foreign Subsidiary other than accounts receivable and inventory; and
(bb)    other Liens so long as the outstanding principal amount of the obligations secured by such Liens does not exceed (in the aggregate) $10,000,000 at any one time and such Liens do not attach to any of the Collateral.
“Permitted Equity Commitments” means obligations of the Partnership or any of its Subsidiaries to make any payment in respect of any Equity Interest in any Non-Guarantor Subsidiary (and any guarantee by the Partnership or any of its Subsidiaries of such obligations) as long as each such payment in respect of such Equity Interest constitutes an Investment expressly permitted under the OpCo Credit Agreement.
“Permitted Project Recourse” means (a) limited guarantees and side letters from any Loan Party or any of their respective Subsidiaries which are not Project Finance Subsidiaries in respect of any Indebtedness of any Project Financing Subsidiary which do not guarantee obligations for borrowed money (including notes, bonds and other similar instruments), operating lease obligations, Capital Lease Obligations or reimbursement or other payment obligations in respect of letters of credit (including, without limitation, equipment, procurement and construction, operations and maintenance, asset management, liquidated damages and managing member and tax indemnity undertakings), and (b) pledges of Equity Interests in Project Finance Subsidiaries (or direct or indirect owners of Project Finance Subsidiaries) or other limited guarantees or side letters provided that the holders of such Indebtedness have acknowledged that they will not have any recourse to the assets or Equity Interests (other than as specified in this clause (b)) of any Loan Party or any of their respective Subsidiaries which are not Project Finance Subsidiaries.
“Permitted Project Undertakings” means guaranties by or indemnification or similar obligations of the Partnership or any of its Subsidiaries in respect of Project Obligations incurred in the ordinary course of business, but excluding, for the avoidance of doubt, any guarantees of Non-Recourse Project Indebtedness.
“Person” means an individual, partnership, corporation, association, limited liability company, unincorporated organization, trust or Joint Venture, or a governmental agency or political subdivision thereof.
“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA then, or at any time during the past five years, sponsored, maintained or contributed to (or to which there is or was an obligation to contribute) on behalf of employees of the Guarantor or any ERISA Affiliate.
“Pledge Agreement (Borrower)” means the pledge agreement to be executed and delivered by Borrower on the Effective Date, substantially in the form of Exhibit H.
“Pledge Agreement (SunPower YC Holdings)” means the pledge agreement to be executed and delivered by SunPower YC Holdings on the Effective Date, substantially in the form of Exhibit G.
“Prime Rate” means the rate of interest per annum determined from time to time by the Lender as its base rate in effect at its principal office in New York City and notified to the Borrower (which the Borrower acknowledges is not necessarily the Lender's lowest rate).
“Project Finance Subsidiary” means a limited purpose Subsidiary established in connection with the construction of a solar project, or the sale of solar equipment and/or energy; provided that no Subsidiary shall be deemed to be a Project Finance Subsidiary if it is a Loan Party.
“Project Indebtedness” means Indebtedness of any Project Finance Subsidiary, including front leverage debt of a project company level borrower, back leverage debt of a sponsoring member in a tax equity partnership, securitizations, tax equity financings (including inverted lease, partnership flip and Sale and Lease Back Transactions) and other similar financing structures, as to which the holders of such Indebtedness have recourse only to such Project Finance Subsidiary and any other Project Finance Subsidiaries, including such Project Finance Subsidiaries’ assets, but without recourse to any Loan Party or any of their respective Subsidiaries which are not Project Finance Subsidiaries other than Permitted Project Recourse.
“Project Obligations” means, as to OpCo, any Contractual Obligation under power purchase agreements; agreements for the purchase and sale of energy and renewable energy credits, climate change levy exemption certificates, embedded benefits and other environmental attributes; decommissioning agreements; tax indemnities; operation and maintenance agreements; leases; development contracts; construction contracts; management services contracts; share retention agreements; warranties; bylaws, operating agreements, joint development agreements and other organizational documents; and other similar ordinary course contracts entered into in connection with owning, operating, developing or constructing “Solar Energy Projects” under and as defined in the OpCo Credit Agreement, but excluding, for the avoidance of doubt, obligations in respect of the payment of Non-Recourse Project Indebtedness.
“Project Owner” has the meaning assigned to such term in the definition of “Non-Guarantor Subsidiary” in this Section 1.01.
“Register” has the meaning assigned to such term in Section 8.04(b)(iv).
“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.
“Repayment Date” has the meaning assigned to such term in Section 2.07(a).
“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By‑Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other

Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Retainer Fee” has the meaning assigned to such term in Section 2.10(c).
“Revolving Credit Agreement” means the Revolving Credit Agreement, dated as of July 3, 2013, as amended on July 3, 2013, August 26, 2014, February 17, 2016, March 8, 2016, and as amended and restated on June 23, 2017 and as in effect on the date hereof, between the Guarantor, the lenders party thereto and Crédit Agricole CIB, as administrative agent and security agent.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.
“Sale and Lease Back Transaction” means any transaction or series of transactions pursuant to which the Borrower or any of its Subsidiaries directly or indirectly, becomes or remains liable as lessee or as a guarantor or other surety with respect to any operating lease obligations or Capital Lease Obligations, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that the Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than the Borrower or any of its Subsidiaries) or (ii) that the Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by the Borrower or any of its Subsidiaries to any Person (other than the Borrower or any of its Subsidiaries) in connection with any lease.
“Sanctioned Country” means a country or territory which is itself the subject or target of comprehensive countrywide or territory-wide Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria).
“Sanctioned Person” means (a) any Person that is the target or subject of Sanctions or listed in any Sanctions-related list of designated Persons maintained by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State) or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person located, organized or resident in a Sanctioned Country, or (c) any Person Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate” in this Section 1.01.
“Securities Act” means the Securities Act of 1933, as amended.
“Solvency Certificate” means a Solvency Certificate substantially in the form of Exhibit F.
“Solvent”, with respect to any Person, means that as of the date of determination (a) the then fair saleable value of the property of such Person is (i) greater than the total amount of liabilities (including contingent liabilities) of such Person and (ii) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person, (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction, and (c) such Person does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Step-Up Date” means the date that is the earlier of (a) November 5, 2018 and (b) the date of the termination of the Merger Agreement by any party thereto without the transactions contemplated therein having been consummated.
“Subsidiary” means, with respect to any Person, (a) any corporation of which the outstanding Equity Interests having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly by such Person; or (b) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.
“SunPower Group” means the Guarantor and all of its direct and indirect subsidiaries, including the Borrower and SunPower YC Holdings.
“SunPower YC Holdings” means SunPower YC Holdings, LLC, a Delaware limited liability company, a direct wholly-owned subsidiary of the Borrower.
“Tax Equity Financing” means any tax equity financing entered into in connection with the acquisition, sale, lease, financing or refinancing of one or more “Solar

Energy Projects” under and as defined in the OpCo Credit Agreement with respect to the Project Owner thereof or any Non-Guarantor Subsidiary that is a direct or indirect parent of such Project Owner, in each case subject to the provisions of the definition of the term “Tax Equity Financing” in the OpCo Credit Agreement.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means the term loan made by the Lender to the Borrower pursuant to Section 2.01.
“Total S.A.” means Total S.A., a société anonyme organized under the laws of the Republic of France.
“Transactions” means, collectively, the execution, delivery and performance by the Loan Parties of the Loan Documents (including the granting of Liens to the Lender pursuant to the Collateral Documents on and after the Effective Date), the making of the Term Loan hereunder, and the use of proceeds thereof in accordance with the terms hereof.
“Type”, when used in reference to the Term Loan or the Borrowing, refers to whether the rate of interest on the Term Loan or the Borrowing is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“Upfront Fee” has the meaning assigned to such term in Section 2.10(b).
“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.
“U.S. Tax Certificate” has the meaning specified in Section 2.15(e)(ii)(D).
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrower or the Guarantor.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member

Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Work Letter” means the Work Letter, dated as of April 27, 2018, by and between the Guarantor and Crédit Agricole CIB.
SECTION 1.02.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Subsidiaries. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.03.    Effectuation of Transactions. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.
SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or, if not defined in GAAP (as determined by the Borrower in good faith) as determined by the Borrower in good faith, as in effect from time to time; provided that, to the extent set forth in clause (c) of the definition of “GAAP”, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The Borrower hereby agrees that any election pursuant to FASB Statement No. 159 (The Fair Value Option for Financial Assets and Financial Liabilities) shall be disregarded for purposes of Section 2.09.
ARTICLE II

Term Loan
SECTION 2.01.    Term Loan Commitment. Subject to the terms and conditions set forth herein, the Lender shall make the Term Loan to the Borrower on any Business Day during the Availability Period by way of a single disbursement in a principal amount of $300,000,000 (the “Commitment”).
SECTION 2.02.    Term Loan and Borrowing. The Borrowing shall be comprised entirely of an ABR Borrowing or a LIBO Rate Borrowing as the Borrower may request in accordance herewith. The Lender at its option may make a LIBO Rate Borrowing by causing any domestic or foreign branch or Affiliate of the Lender to make such LIBO Rate Borrowing; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay the Term Loan in accordance with the terms of this Agreement, and (ii) in exercising such option, the Lender shall use reasonable efforts to minimize any increase in the Adjusted LIBO Rate or increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.13 shall apply).
SECTION 2.03.    Request for Borrowing. In order to request the Borrowing, the Borrower shall notify the Lender of such request either in writing by delivery of the Borrowing Request (by hand, electronic mail, or facsimile) signed by the Borrower or by telephone (to be confirmed promptly by hand delivery, electronic mail, or facsimile of written notice) not later than 11:00 a.m., New York City time, (A) in the case of a LIBO Rate Borrowing, three (3) Business Days before the proposed Borrowing (or such later time on such Business Day as shall be acceptable to the Lender), and (B) in the case of an ABR Borrowing, one (1) Business Day before the proposed Borrowing (or such later time as shall be acceptable to the Lender). The telephonic or written Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.01:
(i)    the amount of the requested Borrowing;

(ii)    the date of the Borrowing, which shall be a Business Day; and
(iii)    whether the Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing;
(iv)    the location and number of the Borrower’s account to which funds are to be disbursed.
(b)    If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.
SECTION 2.04.    Funding of Borrowing. The Lender shall make the Term Loan on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account designated by the Borrower in the Borrowing Request.
SECTION 2.05.    Type; Interest Elections. The Borrowing shall initially be of the Type specified in the Borrowing Request. Thereafter, on any Interest Payment Date (or on any day in connection with a conversion of an ABR Borrowing to a LIBO Rate Borrowing), the Borrower may elect to convert the Borrowing to a different Type or to continue the Borrowing as the same Type.
(a)    To make an election pursuant to this Section 2.05, the Borrower shall notify the Lender of such election by telephone (i) in the case of an election to convert to or continue as a LIBO Rate Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed conversion or continuation or (ii) in the case of an election to convert to an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed conversion. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic mail, or facsimile to the Lender of a written Interest Election Request in a form approved by the Lender and signed by the Borrower.
(b)    Each telephonic or written Interest Election Request shall specify the following information:
(i)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and
(ii)    whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing
(c)    If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless the Borrowing is repaid as provided herein, at the end of the Interest Period the Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default of the type set forth in clause (a) or (b) of Article VII (without giving effect to any grace period set forth therein) has occurred and is continuing and the Lender so notifies the Borrower, then, so long as an Event of Default is continuing, (i) the Borrowing may not be converted to or continued as a LIBO Rate Borrowing and (ii) unless repaid, if the Borrowing is a LIBO Rate Borrowing, such Borrowing shall be converted to an ABR Borrowing at the end of the then current Interest Period applicable thereto.
SECTION 2.06.    Termination and Reduction of Commitment.
(a)    Upon at least three (3) Business Days’ prior irrevocable written, fax or e-mail notice (or telephonic notice promptly confirmed by written notice) to the Lender, the Borrower may at any time during the Availability Period permanently terminate in whole, or from time to time permanently reduce in part, the Commitment; provided, however, that (i) each partial reduction of the Commitment shall be in an integral multiple of $1,000,000 and in a minimum amount of $1,000,000.
(b)    The Borrower shall pay to the Lender, on the date of termination of the Commitment, all accrued and unpaid Commitment Fees.
SECTION 2.07.    Repayment of Term Loan; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of the Term Loan upon the earlier of (such date, the “Repayment Date”): (i) the date that is two (2) Business Days after receipt by SunPower YC Holdings of the OpCo Merger Consideration and the OpCo Merger 1 OpCo Distribution payable to it in respect of its OpCo Units; and (ii) 364 days after the Closing Date; provided that, notwithstanding clause (i) above, the Borrower shall pay to the Lender the then unpaid principal amount of the Term Loan promptly upon receipt by SunPower YC Holdings of the OpCo Merger Consideration and the OpCo Merger 1 OpCo Distribution.
(a)    The Lender may request that the Term Loan be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the Lender and its registered assigns and in substantially the form of Exhibit D hereto. Thereafter, the Term Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
SECTION 2.08.    Optional Prepayment of Term Loan Upon prior notice in accordance with paragraph (b) of this Section, the Borrower shall have the right at any time and from time to time to prepay the Term Loan in whole or in part without premium or penalty (but subject to Section 2.14); provided that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.

(a)    The Borrower shall notify the Lender by telephone (confirmed by e-mail) of any prepayment hereunder (i) in the case of prepayment of a LIBO Rate Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the day of prepayment. Each such notice shall be irrevocable (except in the case of a repayment in full of all of the Obligations, which may be conditioned upon the effectiveness of a new financing or other liquidity event) and shall specify the prepayment date and the portion of the Term Loan to be prepaid. Prepayments shall be accompanied by accrued interest as required by Section 2.11 and subject to the provisions of Section 2.14.
SECTION 2.09.    Mandatory Prepayment of Term Loan. The Borrower shall promptly, and in any event no later than two (2) Business Days after the occurrence of any of the events listed in paragraphs (i) to (iii) below, apply any of the following amounts, or procure that such amount be applied, to the prepayment of the outstanding Obligations:
(i)    Any dividend or distribution or other payment, including proceeds from the sale or disposition of its Equity Interests of the 8point3Group, received by SunPower YC Holdings from the 8point3 Group;
(ii)    Prior to the termination of the Merger Agreement by any party thereto without the transactions contemplated thereby having been consummated and if the Leverage Condition is satisfied as of the last day of the most recently completed fiscal quarter of OpCo, proceeds from the sale of assets or interests after such time in assets in an aggregate amount greater than $250,000,000 by any member of the SunPower Group, other than in respect of the 8point3 Group, and excluding proceeds from the sale of assets or interests in assets by any member of the SunPower Group in the ordinary course of business (for the avoidance of doubt, excluding any divesture or material disposal); and
(iii)    After the termination of the Merger Agreement by any party thereto without the transactions contemplated thereby having been consummated or if the Leverage Condition is not satisfied as of the last day of the most recently completed fiscal quarter of OpCo, proceeds from the sale of assets or interests in assets after such time in an aggregate amount greater than $50,000,000 other than in respect of the 8Point3 Group, and excluding proceeds from the sale of assets or interests in assets by any member of the SunPower Group in the ordinary course of business (for the avoidance of doubt, excluding any divesture or material disposal).
(b)    After the termination of the Merger Agreement by any party thereto without the transactions contemplated thereby having been consummated or if the Leverage Condition is not satisfied as of the last day of the most recently completed fiscal quarter of OpCo, the Guarantor shall apply, on the date of the borrowing, any amount that it borrows in excess of $50,000,000 in the aggregate under the Revolving Credit Agreement or any other credit facility to which any member of the SunPower Group is a party to the prepayment of the outstanding Term Loan.
(c)    After the termination of the Merger Agreement by any party thereto without the transactions contemplated thereby having been consummated or if the Leverage Condition is not satisfied as of the last day of the most recently completed fiscal quarter of OpCo, if an amount in excess of $50,000,000 is outstanding under the Revolving Credit Agreement, the Guarantor shall within ten (10) Business Days apply such amount to the prepayment of the outstanding Term Loan.
SECTION 2.10.    Fees. The Borrower agrees to pay to the Lender a commitment fee (the “Commitment Fee”) equal to 1.00% per annum on the daily unused amount of the Commitment during the Availability Period. The Commitment Fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be payable on the Closing Date.
(a)    The Borrower agrees to pay to the Lender an upfront fee (the “Upfront Fee”) equal to $750,000 on or prior to the Closing Date.
(b)     The Borrower agrees to pay to the Lender the retainer fee (the “Retainer Fee”) payable in the amount and at the time specified in the Work Letter.
(c)    All Fees shall be paid on the dates due, in immediately available funds, to the Lender. The Borrower may pay any Fee out of proceeds of the Borrowing.
SECTION 2.11.    Interest. The Term Loan comprising an ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate. The Term Loan comprising a LIBO Rate Borrowing shall bear interest at a rate equal to the sum of the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(a)    Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default referred to in paragraphs (a), (b), (g), or (h) of Article VII, at the written request of the Lender, any principal of or interest on the Term Loan or any fee or other amount payable by the Borrower hereunder shall bear interest, payable on demand, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of the Term Loan, 2.0% plus the rate otherwise applicable to the Term Loan as provided in paragraph  (a) of this Section or (ii) in the case of any other amount, 2.0% plus the rate applicable to an ABR Borrowing as provided in paragraph (a) of this Section. Payment or acceptance of the increased rates of interest provided for in this Section 2.11(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Lender.
(b)    Accrued interest on the Term Loan shall be payable to the Lender in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of the Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a LIBO Rate Borrowing prior to the end of the current Interest Period applicable thereto, accrued interest on such LIBO Rate Borrowing shall be payable on the effective date of such conversion.
(c)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.
SECTION 2.12.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBO Rate Borrowing:
(a)    the Lender determines (which determination shall be conclusive absent manifest error) that dollar deposits in the principal amount of the Term Loan comprising such Borrowing are not generally available in the London interbank market;
(b)    the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(c)    the Lender determines that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining the Term Loan;
then the Lender shall promptly give notice thereof to the Borrower by telephone or facsimile or e-mail as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a LIBO Rate Borrowing pursuant to Section 2.03 or 2.05 shall be deemed to be a request for an ABR Borrowing. In the event that the Lender shall give such a notice, the Borrower and the Lender shall promptly enter into negotiations in good faith with a view to agreeing on an alternative basis acceptable to the Borrower and the Lender for the interest rate which shall be applicable to future LIBO Rate Borrowings.
SECTION 2.13.    Increased Costs. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)    subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on the Lender or the London interbank market any other condition affecting this Agreement or any LIBO Rate Borrowing;
and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting, continuing or maintaining any LIBO Rate Borrowing or of maintaining its obligation to make any such LIBO Rate Borrowing, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), in each case by an amount the Lender reasonably determines to be material, then, following delivery of the certificate contemplated by paragraph (c) of this Section, within fifteen (15) days after demand the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered (except for (i) any increased cost in respect of which the Lender is entitled to compensation under any other provision of this Agreement, (ii) any payment to the extent that it is attributable to the requirement of any Governmental Authority which regulates the Lender or its holding company which is imposed by reason of the quality of the Lender’s assets or those of its holding company and not generally imposed on all entities of the same kind regulated by the same authority, or (iii) any increased cost arising by reason of the Lender voluntarily breaching any lending limit or other similar restriction imposed by any provision of any relevant law or regulation after the introduction thereof).
(b)    If the Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Term Loan to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (excluding, for purposes of this Section, any such increased costs resulting from any change to the extent that it is attributable to the requirement of any Governmental Authority which regulates the Lender or its holding company which is imposed by reason of the quality of the Lender’s assets or those of its holding company and not generally imposed on all entities of the same kind regulated by the same authority) other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.15 (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time following delivery of the certificate contemplated by paragraph (c) of this Section the Borrower will within fifteen (15) days after demand pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
(c)    A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company as specified in paragraph (a)

or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.14.    Break Funding Payments. In the event of (a) the payment of any principal of a LIBO Rate Borrowing other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of a LIBO Rate Borrowing other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay a LIBO Rate Borrowing on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to the Lender shall not include loss of profit or margin and shall be deemed to be the amount reasonably determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of the Term Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to the Term Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for the Term Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.15.    Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after making all such required deductions or withholdings (including such deductions and withholdings applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made. If at any time the Borrower is required by applicable law to make any deduction or withholding from any sum payable hereunder, the Borrower shall promptly notify the Lender upon becoming aware of the same. In addition, the Lender shall promptly notify the Borrower upon becoming aware of any circumstances as a result of which the Borrower is or would be required to make any deduction or withholding from any sum payable hereunder.
(a)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(b)    The Borrower shall indemnify the Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
(c)    As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
(d)    (i) If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Loan Document, the Lender shall deliver to the Borrower, at the time or times as reasonably requested by the Borrower, such properly completed and executed documentation as reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, and as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements.

(i)    Without limiting the generality of the foregoing, the Lender shall deliver to the Borrower, on or prior to the Closing Date, two duly signed, properly completed copies of whichever of the following is applicable:

(A)	if the Lender is not a Foreign Lender, IRS Form W‑9;

(B)
in case the Lender is a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)
in the case of a Foreign Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)
in case the Lender is a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and (2) a certificate (a “U.S. Tax Certificate”) to the effect that the Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(E)
in case the Lender is a Foreign Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a Participant) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D), (F) and (G) of this paragraph (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were the Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, the Lender may provide a

U.S. Tax Certificate and IRS Form W-8BEN-E (or IRS Form W-BEN, as applicable) on behalf of such partners;

(F)
if a payment made to a Foreign Lender under any Loan Document would be subject to any withholding Taxes as a result of such Foreign Lender’s failure to comply with the requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Foreign Lender has or has not complied with such Foreign Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment, and solely for purposes of this clause (F), “FATCA” includes any amendment to FATCA after the Closing Date; or

(G)
any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower to determine the amount of Tax (if any) required by law to be withheld.

(ii)    Thereafter and from time to time, the Lender shall (A) promptly submit to the Borrower such additional duly completed and signed copies of one or more of the forms or certificates described in Section 2.15(e)(ii)(A), (B), (C), (D), (E), (F), and (G) above (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower of any available exemption from, or reduction of, United States withholding Taxes in respect of all payments to be made to the Lender by the Borrower pursuant to this Agreement, or any other Loan Document, in each case, (1) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and (2) from time to time thereafter if reasonably requested by the Borrower, and (B) promptly notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(iii)    Notwithstanding any other provision of this paragraph (e), the Lender shall not be required to deliver any form pursuant to this paragraph (e) that the Lender is not legally able to deliver.
(e)    If the Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or the Guarantor or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15 or the Guarantor has paid additional amounts pursuant to Article IX, it shall pay to the Borrower or the Guarantor, as the case may be, an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower or Guarantor, upon the request of the Lender, shall repay to the Lender the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Lender be required to pay any amount to the Borrower or Guarantor pursuant to this paragraph (f) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower, the Guarantor or any other Person.
(f)    Each party’s obligations under this Section 2.15 shall survive any assignment of rights by, or the replacement of, the Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 2.16.    Payments Generally. Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder and under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 (noon), New York City time, on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender to the applicable account designated to the Borrower by the Lender. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

SECTION 2.17.    Mitigation Obligations. If the Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.15, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking the Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of the Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as applicable, in the future and (b) would not subject the Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.
SECTION 2.18.    Illegality. If the Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for the Lender or its applicable lending office to make or maintain the Term Loan as a LIBO Rate Borrowing, then, on notice thereof by the Lender to the Borrower, any obligations of the Lender to make or continue the Term Loan as a LIBO Rate Borrowing or to convert an ABR Borrowing to a LIBO Rate Borrowing shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist and until such notice is given by the Lender, the Borrower shall only request an ABR Borrowing from the Lender. Upon receipt of such notice, the Borrower shall upon demand from the Lender, either convert the LIBO Rate Borrowing to an ABR Borrowing, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such LIBO Rate Borrowing to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBO Rate Borrowing. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. The Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of the Lender, otherwise be disadvantageous to it.
ARTICLE III

Representations and Warranties
Each Loan Party party hereto represents and warrants to the Lender, on both the Effective Date and the Closing Date, that:
SECTION 3.01.    Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. SunPower YC Holdings is the only member of the SunPower Group entitled to receive dividends or distributions from the 8point3 Group.
SECTION 3.02.    Authorization; Enforceability. The Transactions are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational action of such Loan Party. Each Loan Document has been duly executed and delivered by each Loan Party party thereto and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.
SECTION 3.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except to the extent that any such failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Requirement of Law applicable to such Loan Party and (c) will not violate or result in a default under the Revolving Credit Agreement, the OpCo Credit Agreement, the Existing Pledge and Guaranty Agreement or any other material indenture, agreement or other instrument binding upon such Loan Party or any of its respective assets, or give rise to a right thereunder to require any payment to be made by any Loan Party.
SECTION 3.04.    Financial Condition. The Guarantor has heretofore furnished to the Lender its consolidated balance sheet and statements of income, shareholders’ equity and cash flows as of and for the fiscal year ended December 30, 2017, reported on by Ernst & Young LLP, independent public accountants (collectively, the “Historical Financial Statements”). Such Historical Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Guarantor and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP.
SECTION 3.05.    Properties. Each Loan Party has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties and has good and marketable title to its personal property and assets, in each case, except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 3.06.    Litigation. Except as disclosed in the Guarantor’s filings with the SEC from time to time, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to its knowledge, threatened against or affecting any Loan Party as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 3.07.    Compliance with Laws and Agreements; Licenses and Permits. Each Loan Party is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08.    Investment Company Status. No Loan Party is an “investment company” as defined in, and is not required to be registered under, the Investment Company Act of 1940.
SECTION 3.09.    Taxes. Each Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10.    ERISA. No ERISA Event has occurred and is continuing or is reasonably expected to occur that either on its own or, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Financial Accounting Standards Board Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.
SECTION 3.11.    Material Agreements. None of the Loan Parties is in default in any material respect in the performance, observance or fulfillment of any of its obligations contained in any material agreement to which it is a party, except where such default would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.12.    Federal Reserve Regulations. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(a)    No part of the proceeds of the Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.
SECTION 3.13.    USA PATRIOT Act and Other Regulations. To the extent applicable, each Loan Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the USA PATRIOT Act.
SECTION 3.14.    Disclosure. No exhibit, report or other writing furnished by or on behalf of any Loan Party to the Lender in connection with the negotiation of this Agreement or pursuant to the terms of the Loan Documents (as modified or supplemented by other information so furnished) contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of the date it was dated (or if not dated, so delivered); provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and the Lender recognizes and acknowledges that such projected financial information is not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.
SECTION 3.15.    Solvency. Each Loan Party is, and (after giving effect to the incurrence of any Obligations by each Loan Party on any date on which this representation is made) will be, Solvent.
SECTION 3.16.    Matters Relating to Collateral.
On and after the Closing Date:
(a)    Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by each Loan Party party thereto, together with (i) the actions taken to date and (ii) the delivery to the Lender of any Collateral not delivered to the Lender at the time of execution and delivery of the applicable Collateral Document are effective to create in favor of the Lender , as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of the Lender. The Equity Interests of SunPower YC Holdings are free and clear of any and all Liens other than

Permitted Collateral Encumbrances and the Lien granted pursuant to the Collateral Documents. The Equity Interests of OpCo held by SunPower YC Holdings are free and clear of any and all Liens other than Permitted Collateral Encumbrances and the Lien granted in favor of Crédit Agricole CIB, as collateral agent, by SunPower YC Holdings pursuant to the Existing Pledge and Guaranty Agreement.
(b)    Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (i) the grant by each Loan Party of the Liens purported to be created in favor of the Lender pursuant to any of the Collateral Documents or (ii) the exercise by the Lender of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by the Collateral Documents.
(c)    Absence of Third-Party Filings. Except such as may have been filed in favor of the Lender as contemplated by the Collateral Documents, to Borrower’s knowledge, no effective UCC financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, other than the UCC financing statement filed in connection with the Lien granted pursuant to the Existing Pledge and Guaranty Agreement.
SECTION 3.17.    No Material Adverse Change. Since December 30, 2017, no event, change, development, condition or circumstance has occurred which, individually or in the aggregate (with any other events, changes, developments, conditions or circumstances), has had or could reasonably be expected to have a Material Adverse Effect.
SECTION 3.18.    Indebtedness. Neither the Borrower nor SunPower YC Holdings has any Indebtedness, other than the Indebtedness incurred hereunder and under the other Loan Documents, and the Indebtedness incurred by SunPower YC Holdings under the Existing Pledge and Security Agreement.
SECTION 3.19.    Anti-Corruption Laws and Sanctions. Each Loan Party and each Subsidiary thereof is in compliance, in all material respects, with Anti-Corruption Laws and Sanctions and are not engaged in any activity that would reasonably be expected to result in the Loan Parties or any of their respective Subsidiaries being designated as a Sanctioned Person. Policies and procedures which the Borrower believes are designed to ensure compliance by the Loan Parties, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions have been implemented, and are maintained in effect, by the Loan Parties or otherwise on behalf of their Subsidiaries. None of (a) any Loan Party, any Subsidiary of a Loan Party or any of their respective directors, officers or employees (except any director, officer or employee of a Non-Controlled Subsidiary appointed by a Person that is not an Affiliate of any Loan Party), or (b) to the knowledge of any Loan Party, any director, officer or employee of any Non-Controlled Subsidiary (to the extent appointed by a Person that is not an Affiliate of any Loan Party) is a Sanctioned Person. The Term Loan and use of proceeds thereof by any Loan Party will not violate any Anti-Corruption Laws or applicable Sanctions.
SECTION 3.20.    Merger. Other than as set forth in any proxy statements or other disclosures filed in connection with the Merger Agreement, no Loan Party is aware of any event, change, development, condition or circumstance which has occurred which, individually or in the aggregate (with any other events, changes, developments, conditions or circumstances) could affect the consummation of the transactions contemplated by the Merger Agreement.
ARTICLE IV

Conditions
SECTION 4.01.    Effective Date
The effectiveness of this Agreement is subject to the satisfaction of the following conditions:
(a)    Credit Agreement and other Loan Documents. The Lender (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Lender (which may include facsimile or e-mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) any promissory note requested by the Lender pursuant to Section 2.07, (iii) the Pledge Agreement (Borrower) signed on behalf of the Borrower and (iv) the Pledge Agreement (SunPower YC Holdings) signed on behalf of SunPower YC Holdings.
(b)    Legal Opinion. The Lender shall have received a favorable written opinion dated the Effective Date of counsel for the Loan Parties in the form of Exhibit E.
(c)    Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Lender shall have received with respect to each Loan Party (i) a certificate, dated the Effective Date and executed by the Secretary or Assistant Secretary or an Officer of the Guarantor, which shall (A) certify the resolutions of its Board of Directors or comparable governing body authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party, if applicable, authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate of incorporation or certificate of formation such Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws, operating agreement or limited liability company agreement, as applicable, and (ii) a good standing certificate dated the Effective

Date or a recent date prior to the Effective Date satisfactory to the Lender from such Loan Party’s jurisdiction of organization.
(d)    USA PATRIOT Act. The Lender shall have received, at least five (5) Business Days prior to the Effective Date, all documentation and other information reasonably requested by it that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
SECTION 4.02.    Closing Date.
The obligation of the Lender to make the Term Loan is subject to the satisfaction of the following conditions:
(a)    Borrowing Request. The Lender shall have received the Borrowing Request as required by Section 2.03.
(b)    Closing Date Certificate. The Lender shall have received an executed Closing Date Certificate, together with all attachments thereto, signed by the chief financial officer of the Guarantor, dated the Closing Date.
(c)    Fees. The Lender shall have received payment of all accrued Commitment Fees, the Upfront Fee and the Retainer Fee.
(d)    Financial Statements. The Lender shall have received the Historical Financial Statements, which may be deemed to have been delivered electronically to the extent the same are included in materials otherwise filed with the SEC.
(e)    Solvency Assurances. The Lender shall have received an executed Solvency Certificate of each Loan Party signed by the chief financial officer of the Guarantor dated the Closing Date certifying that, after giving effect to the Borrowing and the granting of the Liens pursuant to the Collateral Documents on the Closing Date, such Loan Party will be Solvent.
(f)    Evidence of Refinancing.     The Lender shall have received a copy of any proxy statements or other disclosures filed in connection with the Merger Agreement and the proposed refinancing of the indebtedness under the OpCo Credit Agreement.
(g)    Cash Proceeds Account.     The Lender shall have received confirmation that SunPower YC Holdings has established the Cash Proceeds Account in accordance with the Pledge Agreement (SunPower YC Holdings) and evidence that instruction has been provided to the Parent for the payment of all consideration payable to SunPower YC Holdings under the Merger Agreement, including the OpCo Merger Consideration and the OpCo Merger 1 OpCo Distribution, to be paid to such account.

(h)    Security Interests. The Lender shall have received evidence reasonably satisfactory to it that each Loan Party shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary, or in the reasonable opinion of the Lender, desirable in order to create in favor of the Lender, a valid and (upon such filing and recording) perfected First Priority security interest in all of the Collateral in accordance with the terms of the Collateral Documents. Such actions shall include the following:
(i)    Lien Search and UCC Termination Statements. Delivery to the Lender of (A) the results of a recent search of all effective UCC financing statements and all judgment and tax Lien filings which may have been made with respect to any Loan Party, together with copies of all such filings disclosed by such search and (B) duly completed UCC termination statements, and authorization of the filing thereof from the applicable secured party, as may be necessary to terminate any effective UCC financing statements disclosed in such search (other than any such financing statements in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement); and
(ii)    UCC Financing Statements. Delivery to the Lender of duly completed UCC financing statements with respect to all of the Collateral, for filing in all jurisdictions as may be necessary or, in the reasonable opinion of the Lender, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents.
ARTICLE V

Affirmative Covenants
Each Loan Party party hereto covenants and agrees that, until the Commitment has expired or been terminated and all of the Obligations have been repaid in full:
SECTION 5.01.    Financial Statements and Other Information. The Borrower will furnish to the Lender:
(a)    within ninety (90) days after the end of each fiscal year of the Guarantor, the audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows of the Guarantor as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing and reasonably acceptable to the Lender (without a “going concern” explanatory note or any similar qualification or exception or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of the Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
(b)    within ninety (90) days after the end of each fiscal year of each of the Borrower and SunPower YC Holdings, the unaudited unconsolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows of each of the Borrower and SunPower YC Holdings as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by one of the Financial Officers of the Guarantor as presenting fairly, in all material respects, the financial condition and results of operations of each of the Borrower and SunPower YC Holdings on an unconsolidated basis in accordance with GAAP;
(c)    within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, its consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial condition and results of operations of the Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments, the absence of footnotes, the effects of adoption of accounting principles and standards, and audit by the Guarantor’s external auditors;
(d)    within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of each of the Borrower and SunPower YC Holdings, its unconsolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Financial Officers of the Guarantor as presenting fairly, in all material respects, the financial condition and results of operations of each of the Borrower and SunPower YC Holdings in accordance with GAAP, subject to normal year-end audit adjustments, the absence of footnotes, and the effects of adoption of accounting principles and standards.
(e)    concurrently with any delivery of financial statements under clause (a) or (c) above, a Compliance Certificate (i) certifying that no Event of Default has occurred and, if an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Lender demonstrating calculation of the Leverage Ratio for the applicable period;
(f)    promptly following the Lender’s request therefor, all documentation and other information that the Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;
(g)    written notice of the occurrence of an Event of Default, which notice shall be given within five (5) Business Days after the actual knowledge of an officer of any Loan Party of such occurrence, specifying the nature and extent thereof and, if continuing, the action the applicable Loan Party is taking or proposes to take in respect thereof; and
(h)    promptly following the occurrence thereof, written notice of the termination of the Merger Agreement by any party thereto without the transactions contemplated thereby having been consummated;
Anything required to be delivered pursuant to clauses (a), (b), (c) or (d) above (to the extent any such financial statements or reports are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the applicable Loan Party posts such reports, or provides a link thereto, on its website on the Internet, or on the date on which such reports are filed with the SEC and become publicly available.
SECTION 5.02.    Existence; Conduct of Business. Each Loan Party will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, authorizations, qualifications and accreditations material to the conduct of its business, in each case if the failure to do so, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
SECTION 5.03.    Maintenance of Properties. Each Loan Party will (a) at all times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.04.    Compliance with Laws. Each Loan Party will comply in all material respects with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05.    Use of Proceeds. The proceeds of the Term Loan will be used only for the repayment of obligations outstanding in respect of the 2018 Debentures. No part of the proceeds of the Term Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation T, U or X. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, use the proceeds of the Term Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.06.    Insurance. Each Loan Party will maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies). The Borrower will furnish to the Lender, upon request, information in reasonable detail as to the insurance so maintained.
SECTION 5.07.    Books and Records. Each Loan Party will maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party.
SECTION 5.08.    Inspection Rights. Each Loan Party will permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that so long as no Event of Default has occurred and is continuing, the Borrower shall not be required to pay for more than one such visit by the Lender per fiscal year.
SECTION 5.09.    Payment of Taxes, Etc. Each Loan Party will pay and discharge, before the same become delinquent, (a) all material Taxes, assessments and governmental charges or levies imposed upon it or upon its property or assets or in respect of any of its income, business or franchises before any penalty accrues thereon and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property or assets or in respect of any of its income, business or franchises before any penalty accrues thereon, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, however, that such Loan Party shall not be required to pay or discharge any such Tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
SECTION 5.10.    Pari Passu Ranking. The obligations of each Loan Party under the Loan Documents shall at all times rank at least pari passu in right and in priority of payment and in all other respects with all other unsubordinated Indebtedness and obligations of such Loan Party.
SECTION 5.11.    Termination of Lien under Existing Pledge and Guaranty Agreement. Upon consummation of the transactions contemplated by the Merger Agreement, and the refinancing of Indebtedness under the OpCo Credit Agreement, the Borrower shall deliver to the Lender promptly upon receipt from the office of the Secretary of State of the State of Delaware a copy of the filed UCC termination statement terminating the Liens created under the Existing Pledge and Guaranty Agreement.
SECTION 5.12.    Merger.
(a)    At the later of November 5, 2018, and the date of the termination of the Merger Agreement by any party thereto without the transactions contemplated thereby having been consummated, and subject to terms of such Securities, any restrictive agreements, and restrictions under federal and state securities laws, upon the written instruction of the Lender the Loan Parties shall use their best efforts to dispose of the OpCo Units to an alternate buyer (such process, an “Alternate Disposal”).  Where a Loan Party enters into an agreement for the disposal of its direct or indirect Equity Interests in the 8point3 Group with a counterparty as part of an Alternate Disposal, it will assign its rights thereunder in favor of the Lender and the terms of any such agreement shall provide for cash consideration only and shall not permit the set-off of such consideration against any other obligations of such Loan Party or any of its Subsidiaries.
(b)    If the Loan Parties are required to seek an Alternate Disposal and have not obtained a binding commitment from a buyer for an Alternate Disposal by February 28, 2019, upon the written instruction of the Lender the Loan Parties shall cause SunPower YC Holdings to effect an Exchange and initiate the process of selling the OpCo Units or (following an Exchange) the Class A Shares owned by SunPower YC Holdings, including providing or committing to provide the necessary support from SunPower Group in respect of continuing the operations for the 8point3 Group, in all cases subject to terms of such Securities, any restrictive agreements, and restrictions under federal and state securities laws.
SECTION 5.13.    Cash Proceeds Account. The Borrower shall use the cash on deposit in the Cash Proceeds Account first to repay the Obligations in full and thereafter for any other purpose.

SECTION 5.14.    Repayment of Term Loan. The Borrower shall pay to the Lender the then unpaid principal amount of the Term Loan no later than two (2) Business Days after receipt by SunPower Holdings of the OpCo Merger Consideration and the OpCo Merger 1 OpCo Distribution payable to it in respect of its OpCo Units.
SECTION 5.15.    Further Assurances. Upon the reasonable request of the Lender at any time after the Effective Date, but subject to any applicable limitations set forth herein and in the other Loan Documents, the Loan Parties shall promptly execute and deliver or cause to be executed and delivered, at the cost and expense of the Loan Parties, such further instruments as may be necessary in the reasonable judgment of the Lender, to provide the Lender a First Priority Lien on the Collateral and any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the UCC and the rules and regulations thereunder, or any other applicable law, and perform or cause to be performed such other ministerial acts which are reasonably necessary or advisable, from time to time, in order to grant, perfect and maintain in favor of the Lender the security interest in the Collateral contemplated hereunder and under the other Loan Documents.
ARTICLE VI

Negative Covenants
Each Loan Party party hereto covenants and agrees that, until the Commitment has expired or been terminated and all of the Obligations have been repaid in full:
SECTION 6.01.    Limitations on Liens. No Loan Party shall, and shall not permit any of its Subsidiaries to, create or suffer to exist any Lien on (i) any of the Collateral other than Liens arising under the Loan Documents and Permitted Collateral Encumbrances, or (ii) any of its or their other assets or properties other than Permitted Encumbrances. SunPower YC Holdings shall not, after the consummation of the transactions contemplated by the Merger Agreement and the refinancing of Indebtedness under the OpCo Credit Agreement, create or suffer to exist a Lien on the collateral or other assets that had been subject to the Liens created under the Existing Pledge and Guaranty Agreement.
SECTION 6.02.    Amendment of Merger Agreement. No Loan Party shall agree to amend or permit to be amended any term or provision of the Merger Agreement that could materially and adversely affect the amount or timing of payment of the OpCo Merger Consideration and the OpCo Merger 1 OpCo Distribution to be received by the SunPower Group under the Merger Agreement.

SECTION 6.03.    Limitations on the Borrower. The Borrower shall not (a) incur any Indebtedness other than Indebtedness under this Agreement and the other Loan Documents or (b) own any material assets or engage in any business or activity other than (i) holding its Equity Interests in SunPower YC Holdings, (ii) those business activities it is engaged in on the Effective Date and other activities related or incidental thereto, and (iii) entering into and performing its obligations under the Loan Documents.
SECTION 6.04.    Limitations on SunPower YC Holdings. The Borrower shall not permit SunPower YC Holdings to (a) incur any Indebtedness other than the Indebtedness incurred under the Loan Documents and the Existing Pledge and Guaranty Agreement, (b) transfer its Equity Interests in the 8point3 Group to another member of the SunPower Group, (c) merge with or into any other entity or (d) own any material assets or engage in any business or activity other than (i) holding its Equity Interests in the 8Point3 Group, (ii) entering into and performing its obligations under the Loan Documents, (iii) maintaining its corporate existence, and (iv) activities incidental to the businesses or activities described in clauses (i) through (iii) of this clause (d).
SECTION 6.05.    Limitations on the Guarantor. The Guarantor shall not accept, in connection with any Alternate Disposal, any offer for the OpCo Units with gross consideration of less than the then outstanding amount of the Obligations without the prior written consent of the Lender.
SECTION 6.06.    Exchange. No Loan Party shall cause or permit the exchange of the OpCo Units owned by SunPower YC Holdings into Class A Shares (the “Exchange”) without the prior written consent of the Lender.
ARTICLE VII Events of Default
If any of the following events (each, an “Event of Default”) shall occur and be continuing:
(a)    the Borrower shall fail to pay the principal of the Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(b)    the Borrower shall fail to pay any interest, fee or other amount payable under this Agreement or any other Loan Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of three (3) Business Days after the due date therefor;
(c)    any representation or warranty made by any Loan Party (or any of their respective officers or other representatives) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed to have been made (unless, if the circumstances giving rise to such misrepresentation or breach of warranty are capable of being remedied, the applicable Loan Party remedies such circumstances within thirty (30) days after receipt of notice to the Borrower from the Lender specifying such inaccuracy);
(d)    any Loan Party shall fail to perform or observe any term, covenant, or agreement on its part to be performed or observed contained in Section 5.01(g), Section 5.02, Section 5.08, Section 5.10 or Article VI;
(e)    any Loan Party shall fail to perform or observe any other term, covenant, or agreement contained herein or in any other Loan Document on its part to be performed or observed (not specified in paragraph (a), (b) or (d) above) and such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Lender, except where such default cannot be reasonably cured within 30 days but can be cured within 60 days, such Loan Party has (i) during such 30-day period commenced and is diligently proceeding to cure the same and (ii) such default is cured within 60 days after the earlier of becoming aware of such failure and receipt of notice to the Borrower from the Lender specifying such failure;
(f)    any Loan Party shall fail to pay (i) any obligation in respect of Indebtedness outstanding in a principal amount in excess of $70,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or the maturity of such Indebtedness is accelerated; provided, however, that a written waiver of such failure by the Person to whom such Indebtedness is owed shall be a written waiver of the Event of Default resulting from such failure pursuant to this clause (f);
(g)    the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of any Loan Party, the Partnership or OpCo in an involuntary case or proceeding under any applicable United States federal, state, or foreign bankruptcy, insolvency, reorganization, or other similar law or (ii) a decree or order adjudging any Loan Party, the Partnership or OpCo bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of such Loan Party, the Partnership or OpCo under any applicable United States federal, state, or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of any Loan Party, the Partnership or OpCo or ordering the winding up or liquidation of the affairs of any Loan Party, the Partnership or OpCo and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days;
(h)    the commencement by any Loan Party, the Partnership or OpCo of a voluntary case or proceeding under any applicable United States federal, state, or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by any Loan Party, the Partnership or OpCo to the entry of a decree or order for relief in respect of such Loan Party, the

Partnership or OpCo in an involuntary case or proceeding under any applicable United States federal, state, or foreign bankruptcy, insolvency, reorganization, or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by any Loan Party, the Partnership or OpCo of a petition or answer or consent seeking reorganization or relief under any applicable United States federal, state, or foreign law, or the consent by any Loan Party, the Partnership or OpCo to the filing of such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or similar official of any Loan Party, the Partnership or OpCo or of any substantial part of the property of, or the making by any Loan Party, the Partnership or OpCo of an assignment for the benefit of creditors, or the admission by any Loan Party, the Partnership or OpCo in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by any Loan Party, the Partnership or OpCo in furtherance of any such action;
(i)    failure by any Loan Party to pay final non-appealable judgment, which (i) remains unpaid, undischarged and unstayed for a period of more than sixty (60) days after such judgment becomes final, and (ii) would have a Material Adverse Effect;
(j)    the occurrence of a Change in Control;
(k)    an ERISA Event occurs which results in the imposition or granting of security, or the incurring of a liability that individually and/or in the aggregate has or would have a Material Adverse Effect;
(l)    the Guarantor shall repudiate, or assert the unenforceability of its guarantee obligations under Article IX, or Article IX shall for any reason not be in full force and effect;
(m)    any Loan Party shall repudiate, or assert the unenforceability of, any Collateral Document or assert the invalidity of the Lien on any Collateral, or any Collateral Document shall for any reason not be in full force and effect;
(n)    at any time after the execution and delivery of any Collateral Document, the Lender shall not have or cease to have a valid and perfected First Priority Lien on the Collateral purported to be covered by such Collateral Document (subject to any filing which may be necessary to perfect a Lien, which filing is pending), for any reason other than the failure of the Lender to take any action within its control;
(o)    in the event that the Step-Up Date has occurred, the delisting of the Class A Shares of the Partnership from NASDAQ.
then, and in every such event (other than an event described in clause (g) or (h) of this Article VII), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitment and thereupon the Commitment shall terminate immediately and (ii) declare the principal amount of the Term Loan then outstanding to be due and payable in whole (or in part, in which case any principal or other amount not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that upon the occurrence of an event described in clause (g) or (h) of this Article VII, the Commitment shall automatically terminate and the principal of the Term Loan then outstanding, together with accrued interest thereon, and all fees and other obligations of the Borrower accrued hereunder shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, without further action of the Lender. Upon the occurrence and the continuance of an Event of Default, the Lender may exercise any rights and remedies provided to the Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII

Miscellaneous
SECTION 8.01.    Notices. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)    if to the Borrower, to SunPower HoldCo, LLC at:
77 Rio Robles
San Jose, CA 95134
Attention: Manavendra Sial, Chief Financial Officer
Facsimile: 408-240-5417
E-mail: Manavendra.Sial@sunpowercorp.com
with a copy (which shall not constitute notice) to:
77 Rio Robles
San Jose, CA 95134
Attention: General Counsel
Facsimile: 408-240-5400

(ii)    if to the Lender, to Crédit Agricole CIB at:
Crédit Agricole Corporate and Investment Bank
1301 Avenue of the Americas
New York, NY 10019

Attention: Bob Vaeth
Tel: 212-261-4139
E-mail: bob.vaeth@ca-cib.com
with a copy (which shall not constitute notice) to:
Crédit Agricole Corporate and Investment Bank
1301 Avenue of the Americas
New York, NY 10019
Attention: Jaikissoon Sanichar
Tel: 212-261-7644
E-mail: jaikissoon.sanichar@ca-cib.com

(b)    All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
(c)    Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices delivered pursuant to Section 5.01(g) unless otherwise agreed by the Lender. The Lender, the Borrower or the Guarantor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
(d)    Any party hereto may change its address or facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
SECTION 8.02.    Waivers; Amendments. No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of the Term Loan shall not be construed as a waiver of any Event of Default, regardless of whether the Lender may have had notice or knowledge of such Event of Default at the time.
(a)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender, or (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Party which is party thereto.
SECTION 8.03.    Expenses; Indemnity; Damage Waiver. The Borrower agrees to pay on demand all reasonable and documented costs and expenses of the Lender (including the fees and expenses of Linklaters LLP as special counsel to the Lender to the extent previously agreed) in connection with the preparation, execution, delivery and administration of the Loan Documents.
(a)    The Borrower shall indemnify the Lender and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including reasonable and documented fees and expenses of counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any environmental liability related in any way to any Loan Party or any of its Subsidiaries or to any property owned or operated by any Loan Party or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of its Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 8.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)    To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, the Term Loan or the use of the proceeds thereof; provided, however, that the foregoing provisions shall not relieve the Borrower of its indemnification obligations as provided herein to the extent any Indemnitee is found liable for any such damages.
SECTION 8.04.    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) the Lender may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(a)    (1)  Subject to the conditions set forth in paragraph (b)(ii) below, the Lender may assign to one or more commercial banks, savings banks, financial institutions or other institutional investors all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or the Term Loan at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Borrower, provided that no consent of the Borrower shall be required (1) for an assignment to an Eligible Assignee or (2) if an Event of Default has occurred and is continuing.
(i)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to an Eligible Assignee or an assignment of the entire remaining amount of the Lender’s Commitment or Term Loan, the amount of the Commitment or the principal amount of Term Loan of the Lender subject to each such assignment (determined as of the date the Assignment and Assumption)

shall be in a minimum amount of at least $5,000,000 unless the Borrower otherwise consents;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Guarantor an Assignment and Assumption; and
(D)    the assignee, shall deliver on or prior to the effective date of such assignment, to the Lender and the Borrower the tax forms and other documentation required under Section 2.15(e).
(ii)    Subject to the delivery thereof to the Guarantor, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement, and the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, the assigning Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 (subject to the requirements of Section 2.15) and 8.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment). Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 8.04 shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iii)    The Lender, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the assignees, and the Commitment of, and principal amount of, and any interest on, the Term Loan owing to, the Lender and each assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(iv)    Upon its receipt of a duly completed Assignment and Assumption executed by the Lender and an assignee and tax forms and other documentation required by Section 8.04(b)(ii)(D) and any written consent to such assignment required by paragraph (b) of this Section, the Borrower shall accept such Assignment and Assumption and the Lender shall record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 8.04.
(v)    By executing and delivering an Assignment and Assumption, the Lender and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) the Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of the Term Loan, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 3.04 or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; and (vi) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(b)    (1)  The Lender may sell participations to one or more commercial banks, savings banks or other financial institutions or, with the consent of the Borrower (so long as no Event of Default has occurred and is continuing), other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment or the Term Loan or other Obligations owing to it); provided that (A) the Lender’s obligations under this Agreement shall remain unchanged, (B) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower shall continue to deal solely and directly with the

Lender in connection with the Lender’s rights and obligations under this Agreement, (D) no such Participant shall be a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X, and (E) neither the Borrower nor any of its Affiliates shall be a Participant. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver having the effect of reducing or waiving any principal, interest or fees or extending the date for payment of the same that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(e) (it being understood that the tax forms and other documentation required under Section 2.15(e) shall be delivered to the Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender (provided such Participant agrees to be subject to Section 2.17). If the Lender sells a participation, it shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain at one of its offices a register for the recordation of the names and addresses of each Participant and the principal amounts of, and stated interest on, each Participant’s interest in the Term Loan or other obligations under this Agreement (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
(i)    A Participant shall not be entitled to receive any greater payment under Section 2.13 or Section 2.15, with respect to any participation, than the Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender.
(c)    The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other governmental authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.
(d)    If the consent of the Borrower to an assignment is required hereunder, the Borrower shall be deemed to have given its consent fifteen (15) Business Days after the date notice thereof (which notice shall specify such fifteen-day notice period described herein) has been delivered by the Lender unless such consent is expressly refused by the Borrower prior to such fifteenth Business Day.
SECTION 8.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of the Loan Documents and shall continue in full force and effect as long as the principal of or any accrued interest on the Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitment has not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loan, and the termination hereof, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.
SECTION 8.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
SECTION 8.07.    Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 8.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time after the Closing Date, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower or the Guarantor. The Lender shall notify the Borrower of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.
SECTION 8.09.    Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.
(a)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court sitting in the Borough of Manhattan in New York City.
(c)    To the extent permitted by law, each party to this Agreement hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by express or overnight mail or courier, postage prepaid, directed to it at its address for notices as provided for in Section 8.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.09(e) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
SECTION 8.10.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 8.11.    Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, insurance providers, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory, governmental or administrative authority or any self-regulatory body, (c) to the extent required by law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 8.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Loan Parties. For the purposes of this Section, “Information” means all information received from the Loan Parties relating to the Loan Parties or their businesses, or the Transactions other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 8.12.    Nonreliance; Violation of Law. The Lender hereby represents that (a) it is not relying on or looking to any Margin Stock for the repayment of the Borrowing provided for herein and (b) it is not and will not become a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any Requirement of Law.
SECTION 8.13.    USA PATRIOT Act. The Lender is subject to the requirements of the USA PATRIOT Act and hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow the Lender to identify the Loan Parties in accordance with the USA PATRIOT Act.
SECTION 8.14.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any of the Obligations, together with all fees, charges and other amounts which are treated as interest on such Obligations under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Obligations or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Obligations or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Obligations or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

SECTION 8.15.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
ARTICLE IX

Guaranty
SECTION 9.01.    Guaranty of Obligations.
(a)    The Guarantor irrevocably and unconditionally guaranties, as primary obligor and not merely as surety, the due and punctual payment in full of all Guarantied Obligations when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code).
(b)    Any interest on any portion of the Guarantied Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceeding had not been commenced) shall be included in the Guarantied Obligations because it is the intention of the Guarantor and the Lender that the Guarantied Obligations should be determined without regard to any rule of law or order that may relieve the Borrower of any portion of such Guarantied Obligations.
(c)    In the event that all or any portion of the Guarantied Obligations is paid by the Borrower, this Guaranty shall be reinstated in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from the Lender as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guarantied Obligations.
(d)    Subject to the other provisions of this Section 9.01, upon the failure of the Borrower to pay any of the Guarantied Obligations when and as the same shall become due, the Guarantor will upon demand pay, or cause to be paid, in cash, to the Lender an amount equal to the aggregate of the unpaid Guarantied Obligations.
SECTION 9.02.    Guaranty Absolute; Continuing Guaranty. The Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees that: (a) this Guaranty is a guaranty of payment when due and not of collectability; (b) the Lender may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between the Borrower and the Lender with respect to the existence of such event (and without prejudice to the existence of such dispute); (c) the obligations of the Guarantor hereunder are independent of the obligations of the Borrower under the Loan Documents and a separate action or actions may be brought and prosecuted against the Guarantor whether or not any action is brought against the Borrower and whether or not the Borrower is joined in any such action or actions; and (d) the Guarantor’s payment of a portion, but not all, of the Guarantied Obligations shall in no way limit, affect, modify or abridge the Guarantor’s liability for any portion of the Guarantied Obligations that has not been paid. This Guaranty is a continuing guaranty and shall be binding upon the Guarantor and its successors and assigns, and the Guarantor irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.
SECTION 9.03.    Actions by the Lender. The Lender may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of the Guarantor’s liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations in accordance with their terms, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person with respect to the Guarantied Obligations, (e) enforce and apply any security now or hereafter held by or for the benefit of itself in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that the Lender may have against any such security, as the Lender in its discretion may determine in accordance with the Loan Documents, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and (f) exercise any other rights available to the Lender under the Loan Documents.
SECTION 9.04.    No Discharge. This Guaranty and the obligations of the Guarantor hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Guarantied Obligations), including without limitation the occurrence of any of the following, whether or not the Guarantor shall have had notice or knowledge of any of them: (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations, (b) any waiver or modification of, or any consent to departure from, any of the terms or provisions of this Agreement, any of the other Loan Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, in each case in accordance with their respective terms, (c) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (d) the application of payments received from any source to the payment of indebtedness other than the Guarantied Obligations, even though the Lender might have elected to apply such payment to any part or all of the Guarantied Obligations, (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations, (f) any defenses, set-offs or counterclaims which the Borrower may assert against the Lender in respect of the Guarantied Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury (other than payment in full of the Guaranteed Obligations), and (g) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Guarantor as an obligor in respect of the Guarantied Obligations.
SECTION 9.05.    Waivers by the Guarantor. The Guarantor waives, for the benefit of the Lender: (a) any right to require the Lender, as a condition of payment or performance by the Guarantor, to (i) proceed against the Borrower or any other Person, (ii) proceed against or exhaust any security held from the Borrower or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Lender in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of the Lender; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower from any cause other than payment in full of the Guarantied Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon the Lender’s errors or omissions in the administration of the Guarantied Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of the Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Lender protect, secure, perfect or insure any Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under this Agreement, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Sections 9.03 and 9.04 and any right to consent to any thereof; and (g) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.
SECTION 9.06.    The Guarantor’s Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations.
(a)    Until the Guarantied Obligations shall have been paid in full and the Commitment shall have terminated, the Guarantor shall withhold exercise of any claim, right or remedy, direct or indirect, that the Guarantor now has or may hereafter have against the Borrower or any of its assets in connection with this Guaranty or the performance by the Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that the Guarantor now has or may hereafter have against the Borrower, (ii) any right to enforce, or to participate in, any claim, right or remedy that the Lender now has or may hereafter have against the Borrower, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Lender. The Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification the Guarantor may have against the Borrower or against any collateral or security shall be junior and subordinate to any rights the Lender may have against the Borrower and to all right, title and interest the Lender may have in any such collateral or security.

(b)    Any indebtedness of the Borrower now or hereafter held by the Guarantor is subordinated in right of payment to the Guarantied Obligations, and any such indebtedness of the Borrower to the Guarantor collected or received by the Guarantor after an Event of Default has occurred and is continuing and the Lender has given written notice that such amounts should be paid over to the Lender, and any amount paid to the Guarantor on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph when all Guarantied Obligations have not been paid in full, shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be credited and applied against the Guarantied Obligations.
SECTION 9.07.    Financial Condition of the Borrower. The Lender shall have no obligation, and the Guarantor waives any duty on the part of the Lender, to disclose or discuss with the Guarantor its assessment, or the Guarantor’s assessment, of the financial condition of the Borrower or any matter or fact relating to the business, operations or condition of the Borrower. The Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents, and the Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of non-payment of the Guarantied Obligations.
SECTION 9.08.    Set-off. In addition to any other rights the Lender may have under law or in equity, if any amount shall at any time be due and owing by the Guarantor to the Lender under this Guaranty, the Lender is authorized at any time or from time to time, without notice (any such notice being expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including but not limited to indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness of the Lender owing to the Guarantor and any other property of the Guarantor held by the Lender to or for the credit or the account of the Guarantor against and on account of the Guarantied Obligations and liabilities of the Guarantor to the Lender under this Guaranty.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SUNPOWER HOLDCO, LLC, as Borrower By: SunPower Corporation, its sole member

By:
Name:
Title:

SUNPOWER CORPORATION, as Guarantor

By:

Name:
Title:

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender

by

Name:
Title:

by

Name:
Title:

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

THE UNDERSIGNED FINANCIAL OFFICER (TO HIS OR HER KNOWLEDGE AND IN HIS OR HER CAPACITY AS A FINANCIAL OFFICER OF SUNPOWER CORPORATION, A DELAWARE CORPORATION, AND NOT INDIVIDUALLY) HEREBY CERTIFIES ON BEHALF OF SUNPOWER CORPORATION, IN ITS OWN CAPACITY AND IN ITS CAPACITY AS THE SOLE MEMBER OF SUNPOWER HOLDCO, LLC, A DELAWARE LIMITED LIABILITY COMPANY, AS OF THE DATE HEREOF THAT:
1.I am the duly elected [Chief Financial Officer] of SunPower Corporation, a Delaware corporation (the “Guarantor”), which is the sole member of SunPower Holdco, LLC, a Delaware corporation (the “Borrower”);
2.This compliance certificate (this “Certificate”) is delivered pursuant to Section 5.01(e) of that certain Term Credit Agreement, dated as of May 22, 2018 (the “Credit Agreement”), by and among the Borrower, the Guarantor and Crédit Agricole Corporate and Investment Bank, as the Lender. All capitalized terms used and not otherwise defined herein have the meanings given to them in the Credit Agreement.
3.I have no knowledge of the existence of any Event of Default at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate.
4.Set forth on a separate attachment to this Certificate are calculations demonstrating (or a certificate showing such calculations) the Leverage Ratio as of the last day of the most recent fiscal quarter of 8point3 Operating Company, LLC.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate has been executed as of ________________.

SUNPOWER CORPORATION, acting in its own capacity and in its capacity as the sole member of the SunPower Holdco, LLC, which is the sole member of SunPower YC Holdings

By:

Name:
Title:

EXHIBIT B

FORM OF CLOSING DATE CERTIFICATE

May 22, 2018

I, ___________________, hereby certify to Crédit Agricole Corporate and Investment Bank, as the lender (the “Lender”) under the Term Credit Agreement, dated as of May 22, 2018 (the “Credit Agreement”), by and among SunPower Holdco, LLC, a Delaware limited liability company (the “Borrower”), SunPower Corporation, a Delaware corporation (the “Guarantor”), and the Lender, that I am the duly elected, qualified and acting [Chief Financial Officer] of the Guarantor, acting in its own capacity and in its capacity as the sole member of the Borrower, and solely in my capacity as an officer of the Guarantor and not in my individual capacity, do hereby certify to the Lender as follows (capitalized terms used but not defined herein have the meanings ascribed thereto in the Credit Agreement):

1.	The representations and warranties contained in Article III of the Credit Agreement and each other Loan Document are correct in all material respects on and as of the date hereof.

2.	No Event of Default, or event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse or both, has occurred and is continuing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate has been executed as of ________________.

By: Name: Title:

EXHIBIT C

FORM OF BORROWING REQUEST

Pursuant to that certain Term Credit Agreement, dated as of May 22, 2018 (as so amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among SunPower Holdco, LLC, a Delaware limited liability company (the “Borrower”), SunPower Corporation, a Delaware corporation, as the Guarantor, and Crédit Agricole Corporate and Investment Bank, as the Lender, this represents the Borrower’s request to borrow as follows:

1.	Date of borrowing: _____________, 20__

2.	Amount of borrowing: $_____________

3.	Type of borrowing:

[ ] a.    ABR Borrowing
[ ] b.    LIBO Rate Borrowing

The proceeds of the Borrowing are to be deposited in the account at [see attached].
The undersigned officer (to the best of his or her knowledge and in his or her capacity as an officer, and not individually) and the Borrower certify that:

The representations and warranties set forth in Article III of the Credit Agreement and in each other Loan Document are true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

As of the date hereof, no Event of Default, or event or condition that would constitute an Event of Default described in Article VII of the Credit Agreement but for the requirement that notice be given or time elapse or both, has occurred and is continuing or would result from such issuance, extension or increase, shall have occurred and be continuing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Borrowing Request has been executed as of ________________.

SUNPOWER HOLDCO, LLC
By: SunPower Corporation, its sole member

Name:
Title:

EXHIBIT D

FORM OF PROMISSORY NOTE

$_____________	_______________, 20__

FOR VALUE RECEIVED, SunPower Holdco, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the order of Crédit Agricole Corporate and Investment Bank (the “Lender”) the principal sum of ___________________________ ($        ) or, if less, the then unpaid principal amount of the Term Loan (such term and each other capitalized term used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement, in Dollars and in immediately available funds, at the office of the Lender designated for payment (the “Payment Office”), on the dates and in the amounts specified in the Credit Agreement.
The Borrower also promises to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of the Term Loan made by the Lender from the date of the Term Loan until repaid in full on the Repayment Date.
This Promissory Note is issued pursuant to and is entitled to the benefits of the Credit Agreement, dated as of May 22, 2018, among the Borrower, SunPower Corporation, a Delaware corporation, as the Guarantor, and the Lender (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”). As provided in the Credit Agreement, this Promissory Note is subject to mandatory repayment prior to the Repayment Date, in whole or in part.
In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Promissory Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.
The Borrower hereby waives diligence, presentment, demand, protest and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.
THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

SUNPOWER HOLDCO, LLC
By: SunPower Corporation, its sole member

Name:
Title:

EXHIBIT E

FORM OF OPINION

JONES DAY SILICON VALLEY OFFICE • 1755 EMBARCADERO ROAD • PALO ALTO, CALIFORNIA 94303 TELEPHONE: +1.650.739.3939 • FACSIMILE: +1.650.739.3900 May [22], 2018
To:    The Lender under
the Credit Agreement (as defined below)
Re: SunPower HoldCo, LLC Term Credit Agreement
Ladies/Gentlemen:
We have acted as special New York counsel to SunPower HoldCo, LLC, a Delaware limited liability company (the “Borrower”), SunPower YC Holdings, LLC, a Delaware limited liability company (“SunPower YC”), and SunPower Corporation, a Delaware corporation (the “Guarantor”), in connection with the transactions contemplated pursuant to the Term Credit Agreement, dated as of May [22], 2018 (the “Credit Agreement”), among the Borrower, the Guarantor, and Crédit Agricole Corporate and Investment Bank, as lender (the “Lender”). The Borrower, SunPower YC and the Guarantor are sometimes referred to herein individually as a “Transaction Party” and collectively as the “Transaction Parties.”
The Article 9 Collateral (defined below) in which a Transaction Party has rights is referred to herein as the “Article 9 Collateral.” This opinion letter is delivered to you at the request of the Borrower and pursuant to Section 4.01(b) of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement. The Uniform Commercial Code, as amended and in effect in the State of New York on the date hereof, is referred to herein as the “NY UCC.” The Uniform Commercial Code, as amended and in effect in the State of Delaware on the date hereof, is referred to herein as the “DE UCC.” The NY UCC and the DE UCC are referred to herein, collectively, as the “UCC.” With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent, if any, otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.

I.
In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed necessary for the purposes of such opinions. We have examined, among other documents, the following:

(1)	an executed copy of the Credit Agreement;

(2)	an executed copy of the Pledge Agreement (SunPower YC Holdings), dated as of May [22], 2018, between SunPower YC and the Lender (the “YC Pledge”);

(3)
an executed copy of the Pledge Agreement (Borrower), dated as of May [22], 2018, between the Borrower and the Lender (the “Borrower Pledge”; and together with the YC Pledge, the “Security Agreements”);

(4)
unfiled copies of financing statements respectively naming the Borrower and SunPower YC as debtor and the Lender as secured party (the “Delaware Financing Statements”), a copy of each of which is attached hereto as Exhibits A-1 through A-2, which Delaware Financing Statements we understand will be filed by the Lender in the office of the Secretary of State of the State of Delaware (such office, the “Delaware Filing Office”);

(5)
a copy of the Certificate of Formation of the Borrower certified by the Secretary of State of the State of Delaware on May [__], 2018 and certified to us by an officer of the Borrower as being complete and correct and in full force and effect as of the date hereof;

(6)
a copy of the Certificate of Formation of SunPower YC certified by the Secretary of State of the State of Delaware on May [__], 2018 and certified to us by an officer of SunPower YC as being complete and correct and in full force and effect as of the date hereof;

(7)
a copy of the Certificate of Incorporation of the Guarantor certified by the Secretary of State of the State of Delaware on May [__], 2018 and certified to us by an officer of the Guarantor as being complete and correct and in full force and effect as of the date hereof;

(8)	the Limited Liability Company Agreement of the Borrower, certified to us by an officer of the Borrower as being complete and in full force and effect as of the date of this opinion;

(9)	the Limited Liability Company Agreement of SunPower YC, certified to us by an officer of SunPower YC as being complete and in full force and effect as of the date of this opinion;

(10)	the Bylaws of the Guarantor, certified to us by an officer of the Guarantor as being complete and in full force and effect as of the date of this opinion;

(11)	a copy of a certificate, dated May [__], 2018, of the Secretary of State of the State of Delaware as to the existence and good standing of the Borrower in the State of Delaware as of such date;

(12)	a copy of a certificate, dated May [__], 2018, of the Secretary of State of the State of Delaware as to the existence and good standing of SunPower YC in the State of Delaware as of such date; and

(13)	a copy of a certificate, dated May [__], 2018, of the Secretary of State of the State of Delaware as to the existence and good standing of the Guarantor in the State of Delaware as of such date.
Each of the good standing certificates described in items (11) through (13) above is referred to herein as a “Good Standing Certificate.” In addition, as used herein “security interest” means “security interest” (as defined in Section 1-201(37) of the NY UCC).
In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Credit Agreement, the Security Agreements and certificates and oral or written statements and other information of or from representatives of the Transaction Parties and others and assume compliance on the part of each of the Transaction Parties with its covenants and agreements contained therein. In connection with the opinions expressed in the first sentence of paragraph (a) below, we have relied solely upon the Good Standing Certificates as to the factual matters and legal conclusions set forth therein. With respect to the opinions expressed in clause (i) in paragraph (a) below and clauses (ii) and (iv) of paragraph (b) below, our opinions are limited to those laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Credit Agreement and the Security Agreements.
II.
Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:
(a)        Each Transaction Party is validly existing in good standing under the laws of the State of Delaware as of the date of its respective Good Standing Certificate. Each Transaction Party has the corporate or limited liability company, as applicable, power and authority to enter into and to incur and perform its obligations under the Credit Agreement and Security Agreements to which it is a party.
(b)        The execution and delivery to the Lender by each Transaction Party of the Credit Agreement and each Security Agreement to which it is a party and the performance by such Transaction Party of its obligations thereunder, and the granting by each Transaction Party of the security interests provided for in the Security Agreements, (i) have been authorized by all necessary corporate or limited liability company action, as applicable, in respect of such Transaction Party, (ii) do not require under present law, or present regulation of any governmental agency or authority, of the State of New York or the United States of America, any filing or registration by such Transaction Party with, or approval or consent to such Transaction Party of, any governmental agency or authority of the State of New York or the United States of America that has not been made or obtained except those required in the ordinary course of business in connection with the performance by such Transaction Party of its obligations under certain covenants contained in the Credit Agreement and each Security Agreements to which it is a party and to perfect security interests, if any, granted by such Transaction Party thereunder and pursuant to securities and other laws that may be applicable to the disposition of any collateral subject thereto and filings, registrations, consents or approvals in each case not required to be made or obtained by the date hereof, (iii) do not contravene any provision of the Certificate of Incorporation, Bylaws or Certificate of Formation or Limited Liability Company Agreement, as applicable, of such Transaction Party, (iv) do not violate any present law, or present regulation of any governmental agency or authority, of the State of New York, the State of Delaware, or the United States of America applicable to such Transaction Party or its property, and (v) do not constitute or result in a violation or breach of or a default under the Amended and Restated Revolving Credit Agreement, dated as of June 23, 2017, by and among the Guarantor, the lenders party thereto and the Lender, in its capacity as administrative agent and security agent for such lenders (the “Revolving Credit Agreement”).
(c)        The Credit Agreement and each Security Agreement have been duly executed and delivered on behalf of each Transaction Party signatory thereto.
(d)        The Credit Agreement and each Security Agreement constitutes a valid and binding obligation of each Transaction Party signatory thereto, enforceable against such Transaction Party in accordance with its terms.
(e)        Each Security Agreement creates in favor of the Lender, as security for the Obligations, a security interest in each Transaction Party’s rights in the Collateral (as defined in the Security Agreement) to which Article 9 of the NY UCC is applicable (the “Article 9 Collateral”).
(f)        Upon the effective filing of the Delaware Financing Statements with the Delaware Filing Office, the Lender will have a perfected security interest in that portion of the Delaware Article 9 Collateral in which a security interest may be perfected by filing an initial financing statement with the Delaware Filing Office under the DE UCC.

(g)    The borrowings by the Borrower under the Credit Agreement and the application of the proceeds thereof as provided in the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System (the “Margin Regulations”).
(h)    The Transaction Parties are not required to register as an “investment company” (under, and as defined in, the Investment Company Act of 1940, as amended.
III.
The opinions set forth above are subject to the following qualifications and limitations:
(A)        Our opinions in paragraph (d) above are subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, voidable preference, moratorium, receivership, conservatorship, arrangement or similar laws, and related regulations and judicial doctrines, from time to time in effect affecting creditors’ rights and remedies generally, (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses, the exercise of judicial discretion and limits on the availability of equitable remedies), whether such principles are considered in a proceeding at law or in equity, and (iii) the qualification that certain provisions of the Credit Agreement and each Security Agreement may be unenforceable in whole or in part under the laws (including judicial decisions) of the State of New York or the United States of America, but the inclusion of such provisions does not affect the validity as against the Transaction Parties party thereto of the Credit Agreement and each Security Agreement as a whole, and the Credit Agreement and the Security Agreements contain adequate provisions for enforcing payment of the obligations governed thereby and otherwise for the practical realization of the principal benefits provided by the Credit Agreement and the Security Agreements, in each case subject to the other qualifications contained in this letter.
(B)        We express no opinion as to the enforceability of any provision in the Credit Agreement or the Security Agreements:
(i)    providing that any person or entity may sell or otherwise dispose of, or purchase, any collateral subject thereto, or enforce any other right or remedy thereunder (including without limitation any self-help or taking-possession remedy), except in compliance with the NY UCC and other applicable laws;
(ii)    establishing standards for the performance of the obligations of good faith, diligence, reasonableness and care prescribed by applicable law or of any of the rights or duties referred to in Section 9-603 of the NY UCC;
(iii)    relating to indemnification, contribution or exculpation in connection with violations of any securities laws or statutory duties or public policy, or in connection with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party or the party receiving contribution;
(iv)    providing that any person or entity may exercise set-off rights other than with notice and otherwise in accordance with and pursuant to applicable law;
(v)    relating to choice of governing law to the extent that the enforceability of any such provision is to be determined by any court other than a court of the State of New York or may be subject to constitutional limitations;
(vi)    waiving any rights to trial by jury;
(vii)    purporting to confer, or constituting an agreement with respect to, subject matter jurisdiction of United States federal courts to adjudicate any matter;
(viii)    purporting to create a trust or other fiduciary relationship;
(ix)    specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of the Credit Agreement or any Security Agreement;
(x)    giving any person or entity the power to accelerate obligations or to foreclose upon collateral without any notice to the obligor;
(xi)    providing for the performance by any guarantor of any of the nonmonetary obligations of any person or entity not controlled by such guarantor;
(xii)    granting or purporting to create a power of attorney, and we express no opinion as to the effectiveness of any power of attorney granted or purported to be created under the Credit Agreement or any Security Agreement;
(xiii)    providing for restraints on alienation of property and purporting to render transfers of such property void and of no effect or prohibiting or restricting the assignment or transfer of property or rights to the extent that any such prohibition or restriction is ineffective pursuant to Sections 9-406 through 9-409 of the NY UCC; or
(xiv)    providing for liquidated damages, make-whole or other prepayment premiums or similar payments, default interest rates, late charges or other economic remedies to the extent a court were to determine that any such economic remedy is not reasonable and therefore constitutes a penalty.
(C)        Our opinions as to enforceability are subject to the effect of generally applicable rules of law that:

(i)    provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected; and
(ii)    may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, or that permit a court to reserve to itself a decision as to whether any provision of any agreement is severable.
(D)        We express no opinion as to the enforceability of any purported waiver, release, variation, disclaimer, consent or other agreement to similar effect (all of the foregoing, collectively, a “Waiver”) by the Borrower under the Credit Agreement and each Security Agreement to the extent limited by applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty or defense or a ground for, or a circumstance that would operate as, a discharge or release otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under and is not prohibited by or void or invalid under applicable law.
(E)        Our opinions in paragraphs (e) and (f) are subject to the following assumptions, qualifications and limitations:
(i)    Any security interest in the proceeds of collateral is subject in all respects to the limitations set forth in Section 9-315 of the NY UCC.
(ii)    We express no opinion as to the nature or extent of the rights, or the power to transfer rights, of any Transaction Party in, or title of any Transaction Party to, any collateral under any of the Security Agreements, or property purporting to constitute such collateral, or the value, validity or effectiveness for any purpose of any such collateral or purported collateral, and we have assumed that each Transaction Party has sufficient rights in, or power to transfer rights in, all such collateral or purported collateral for the security interests provided for under the Security Agreements to attach.
(iii)    We express no opinion as to the priority of any pledge, security interest, assignment for security, lien or other encumbrance, as the case may be, that may be created or purported to be created under the Security Agreements. Other than as expressly noted in paragraph (f) above, we express no opinion as to the perfection of, and other than as expressly noted in paragraph (e) above, we express no opinion as to the creation, validity or enforceability of, any pledge, security interest, assignment for security, lien or other encumbrance, as the case may be, that may be created or purported to be created under the Security Agreements.
(iv)    In the case of property that becomes collateral under the Security Agreements after the date hereof, Section 552 of the United States Bankruptcy

Code limits the extent to which property acquired by a debtor after the commencement of a case under the United States Bankruptcy Code may be subject to a lien arising from a security agreement entered into by the debtor before the commencement of such case.
(v)    We express no opinion as to the enforceability of the security interests under the Security Agreements in any item of collateral subject to any restriction on or prohibition against transfer contained in or otherwise applicable to such item of collateral or any contract, agreement, license, permit, security, instrument or document constituting, evidencing or relating to such item, except to the extent that any such restriction is rendered ineffective pursuant to any of Section 9-401 or Sections 9-406 through 9-409, inclusive, of the NY UCC.
(vi)    We call to your attention that Article 9 of the DE UCC and the NY UCC requires the filing of continuation statements within the period of six months prior to the expiration of five years from the date of original filing of financing statements under the DE UCC and the NY UCC in order to maintain the effectiveness of such financing statements and that additional financing statements may be required to be filed to maintain the perfection of security interests if the debtor granting such security interests makes certain changes to its name, or changes its location (including through a change in its jurisdiction of organization) or the location of certain types of collateral, all as provided in the UCC.
(vii)    We call to your attention that an obligor (as defined in the NY UCC) other than a debtor may have rights under Part 6 of Article 9 of the NY UCC.
(viii)    We have assumed that each Transaction Party is organized solely under the laws of the state identified as such Transaction Party’s jurisdiction of organization in the certified organizational document of and Good Standing Certificate for such Transaction Party.
(F)        For purposes of our opinions in paragraph (d) above, we have assumed that the obligations of SunPower YC under the YC Pledge are, and would be deemed by a court of competent jurisdiction to be, necessary or convenient to the conduct, promotion or attainment of its business.
(G)        To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) the Lender has the power to enter into and perform its obligations under the Credit Agreement and the Security Agreements and to consummate the transactions contemplated thereby and that such documents have been duly authorized, executed and delivered by the Lender, and (ii) such documents constitute legal, valid and binding obligations of the Lender.

(H)        We express no opinion as to the application of, and our opinions above are subject to the effect, if any, of, any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation or preferential transfer law.
(I)    For purposes of the opinions set forth in paragraph (g) above, we have assumed that (i) the Lender does not and will not have the benefit of any agreement or arrangement (excluding the Credit Agreement) pursuant to which any extensions of credit to the Borrower are directly or indirectly secured by “margin stock” (as defined under the Margin Regulations), (ii) the Lender has not and will not extend any other credit to the Borrower directly or indirectly secured by margin stock, and (iii) the Lender has not relied and will not rely upon any margin stock as collateral in extending or maintaining any extensions of credit pursuant to the Credit Agreement, as to which we express no opinion.
(J)        The opinions expressed herein are limited to (i) the federal laws of the United States of America and the laws of the State of New York and (ii) to the extent relevant to the opinions expressed in paragraphs (a), (b) and (c) of Part II, the General Corporation Law and the Limited Liability Company Act of the State of Delaware. Our opinions in paragraph (e) of Part II are limited to Article 9 of the NY UCC and our opinions in paragraph (f) of Part II are limited to Article 9 of the DE UCC, and therefore those opinion paragraphs do not address (i) laws of jurisdictions other than New York and Delaware and laws of New York or Delaware other than Article 9 of the NY UCC and the DE UCC, as applicable, (ii) collateral of a type not subject to Article 9 of the NY UCC and the DE UCC and (iii) under the choice of law rules of the NY UCC with respect to the law governing perfection and priority of security interests, what law governs perfection or priority of the security interests granted in the collateral covered by this opinion letter.
(K)    For purposes of our opinions in paragraph (b) above, we have assumed that the Revolving Credit Agreement has not been amended, restated, modified, supplemented or replaced since June 23, 2017.
Our opinions as to any matters governed by the DE UCC are based solely upon our review of the DE UCC as published in the CCH Secured Transactions Guide, as of May 15, 2018, without any review or consideration of any decisions or opinions of courts or other adjudicative bodies or governmental authorities of the State of Delaware, whether or not reported or summarized in the foregoing publication.
Our opinions are limited to those expressly set forth herein, and we express no opinions by implication. This opinion letter speaks only as of the date hereof and we have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness to any person or entity other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware.

The opinions expressed herein are for the benefit of the addressee hereof and its permitted successors and assignees referred to below in connection with the transaction referred to herein and may not be relied on by such persons for any other purpose or in any manner or for any purpose by any other person or entity. At your request, we hereby consent to reliance hereon by any future assignee of your interest in the loans under the Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of the Credit Agreement on the condition and understanding that (i) this opinion speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this opinion, to consider its applicability or correctness to any person or entity other than its addressee, or to take into account changes in law, facts or any other developments of which we may later become aware and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time
Very truly yours,

JONES DAY

Exhibit A-1

Delaware Financing Statement,
SunPower HoldCo, LLC

Exhibit A-2

Delaware Financing Statement,
SunPower YC Holdings, LLC

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate (this “Certificate”) is being delivered pursuant that certain Credit Agreement, dated as of May 22, 2018 (the “Credit Agreement”), by and among SunPower Holdco LLC, a Delaware limited liability company (the “Borrower”), SunPower Corporation, a Delaware corporation (the “Company”), and Crédit Agricole Corporate and Investment Bank, as the Lender (the “Lender”). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

The undersigned is the [Chief Financial Officer] of the Company, acting in its own capacity and in its capacity as the sole member of the Borrower, which is the sole member of SunPower YC Holdings, LLC, a Delaware limited liability company (“SunPower YC Holdings” and, together with the Company and the Borrower, the “Loan Parties” and each, a “Loan Party”), and hereby certifies as of the date hereof, both before and after giving effect to the transactions contemplated by the Loan Documents, to the best of [his/her] knowledge and in [his/her] capacity as an officer of the Company, and not individually, as follows:

1.
I have responsibility for (a) the management of the financial affairs of the Loan Parties and the preparation of financial statements of the Loan Parties, and (b) reviewing the financial and other aspects of the transactions contemplated by the Credit Agreement.

2.
I have carefully prepared and/or reviewed the contents of this Certificate and have conferred with counsel for the Loan Parties for the purpose of discussing the meaning of any provisions hereof that I desired to have clarified.

3.
I have made such investigation and inquiries as to the financial condition of each Loan Party as I deem necessary and prudent for the purpose of providing this Certificate. Although any projections may by necessity involve uncertainties and approximations, the projections are based on good faith estimates and assumptions believed by me to be reasonable. I understand that the Lender is relying on this Certificate in extending credit to the Borrower pursuant to the Credit Agreement.

4.	Based upon the foregoing and upon the best of my knowledge after due diligence, I have concluded that, as of the date hereof:

(a)    The “fair saleable value” of the property of each Loan Party is (i) greater than the total amount of liabilities (including contingent liabilities) of such Loan Party and (ii) not less than the amount that will be required to pay the probable liabilities on such Loan Party’s existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Loan Party.

(b)    Each Loan Party’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction.

(c)    No Loan Party intends to incur, or believes that it will incur, debts beyond its ability to pay such debts as they become due.

(d)    No Loan Party has executed the Loan Documents or made any transfer or incurred any obligations thereunder, with actual intent to hinder, delay or defraud either present or future creditors.

In computing the amount of any contingent liability as of the date hereof, such liability has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

The undersigned has hereunto executed and delivered this certificate as an officer of the Guarantor, acting in its own capacity and in its capacity as the sole member of the Borrower, which is the sole member of SunPower YC Holdings, and not individually, as of the date first written above.

SUNPOWER CORPORATION, acting in its own capacity and in its capacity as the sole member of the SunPower Holdco, LLC, which is the sole member of SunPower YC Holdings

By:

Name:
Title:

EXHIBIT G

FORM OF PLEDGE AGREEMENT (SUNPOWER YC HOLDINGS)

See attached.

EXHIBIT A - FORM OF PAYMENT DIRECTION LETTER

This PLEDGE AGREEMENT (SUNPOWER YC HOLDINGS), dated as of May 22, 2018 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), between SUNPOWER YC HOLDINGS, LLC, a Delaware limited liability company (the “Pledgor”), and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as lender (in such capacity as lender, together with its successors and permitted assigns in such capacity, the “Lender”).
RECITALS:
WHEREAS, reference is made to that certain Term Credit Agreement, dated as of May 22, 2018 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”), among SunPower Corporation, as Guarantor, SunPower HoldCo, as Borrower, and Credit Agricole Corporate and Investment Bank, as Lender;
WHEREAS, as of the date hereof, the Pledgor owns Equity Interests in 8point3 Operating Company, LLC, a Delaware limited liability company (“OpCo”), as described on Schedule 1;
WHEREAS, the Credit Agreement requires the Pledgor to pledge its Equity Interests in OpCo in the manner provided herein; and
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Pledgor and the Lender agree as follows:
SECTION 1.DEFINITIONS; GRANT OF SECURITY; EFFECTIVENESS.
1.1    General Definitions. In this Agreement, the following terms shall have the following meanings:
“Agreement” shall have the meaning set forth in the preamble.
“Bankruptcy Event” shall mean any event described in paragraphs (g) and (h) of Article VII of the Credit Agreement.
“Collateral” shall have the meaning assigned in Section 2.1.
“Control” shall mean: (a) with respect to any Uncertificated Securities, control within the meaning of Section 8-106(c) of the UCC and (b) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC.

“Credit Agreement” shall have the meaning set forth in the recitals.
“Discharge Date” shall mean the date in which all Obligations shall have been indefeasibly paid in full in cash and the Commitment shall have terminated or expired in accordance with Section 2.06 of the Credit Agreement or on the Closing Date.
“Lender” shall have the meaning set forth in the recitals.
“LLC Interests” shall have the meaning assigned in Section 2.1(a).
“OpCo” shall have the meaning set forth in the preamble.
“Operating Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of OpCo, dated June 24, 2015, as amended, restated, supplemented or otherwise modified from time to time.
“Pledge Effective Date” shall have the meaning assigned in Section 1.3.
“Pledged Equity Interests” shall mean, as may be now owned or hereafter acquired by the Pledgor, all classes or series of limited liability company interests and other Equity Interests in OpCo owned by the Pledgor, including, without limitation, all LLC Interests and any other “Membership Interests,” “Incentive Distribution Rights,” “Common Units,” “Subordinated Units,” or “Derivative Membership Interests” (each as defined in the Operating Agreement), the certificates, if any, representing such Pledged Equity Interests and any interest of the Pledgor on the books and records of OpCo pertaining to such Pledged Equity Interests, and all dividends, distributions, return of capital, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Equity Interests, including the OpCo Merger Consideration and the OpCo Merger 1 OpCo Distribution, and all rights as a member of OpCo, and any other participation or interests in any equity or profits of OpCo, including any trust and all management rights relating to OpCo.
“Pledgor” shall have the meaning set forth in the preamble.
“Proceeds” shall mean (a) all “proceeds” as defined in Article 9 of the UCC, (b) payments or distributions made with respect to the Pledged Equity Interests, and (c) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.
“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any

Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.
“United States” shall mean the United States of America.
1.2    Definitions; Interpretation.
(a)    In this Agreement, the following capitalized terms shall have the meaning given to them in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof): Certificated Security, Record, and Uncertificated Security.
(b)    All other capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. The incorporation by reference of terms defined in the Credit Agreement shall survive any termination of the Credit Agreement until this Agreement is terminated as provided in Section 9 hereof. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.
1.3    Effectiveness. This Agreement shall become effective immediately upon the repayment of the Indebtedness under the OpCo Credit Agreement pursuant to Section 6.9(a) of the Merger Agreement and the occurrence of the Discharge Date under, and as defined in, the Existing Pledge and Guaranty Agreement (the “Pledge Effective Date”), automatically without the requirement for any further action by any party. The Lender acknowledges that the provisions of this Agreement do not create a Lien until the occurrence of the Pledge Effective Date.

SECTION 2.    PLEDGE.
2.1    Pledge. Subject to Section 1.3, the Pledgor hereby assigns and transfers to the Lender and hereby grants to the Lender a security interest in and continuing Lien on all of the Pledgor’s right, title and interest in, to and under all property of the Pledgor identified below, in each case whether now owned or existing or hereafter acquired or in which the Pledgor now has or at any time in the future may acquire and wherever located (all of which being hereinafter collectively referred to as the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations:
(a)    all of the Pledgor’s limited liability company interests in OpCo and all after acquired limited liability company interests in OpCo (collectively, the “LLC Interests”), including without limitation the OpCo Units described on Schedule 1 (as such schedule may be amended or supplemented from time to time), and all of the Pledgor’s rights to acquire limited liability company interests in OpCo in addition to or in exchange or substitution for the LLC Interests and all other Pledged Equity Interests in OpCo owned by the Pledgor;
(b)    all of the Pledgor’s rights, privileges, authority and powers as a member of OpCo under the Operating Agreement and other organizational documents of OpCo;
(c)    all certificates or other documents representing any and all of the foregoing in clauses (a) and (b);
(d)    all dividends, distributions, cash, securities, instruments and other property or proceeds of any kind to which the Pledgor may be entitled in its capacity as member of OpCo by way of distribution, return of capital or otherwise, including from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the LLC Interests or other Pledged Equity Interests in OpCo;
(e)    without affecting any obligations of the Pledgor under any of the other Loan Documents, in the event of any consolidation or merger in which OpCo is not the surviving Person, all of the Pledgor’s ownership interests of any class or character in the successor Person formed by or resulting from such consolidation or merger;
(f)    any other claim which the Pledgor now has or may in the future acquire in its capacity as member of OpCo against OpCo and its property;
(g)    the Cash Proceeds Account, and any sub-account within such account; and

(h)    all Proceeds, products and accessions of and to any of the property described in the preceding clauses (a) through (g) above.
2.2    Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations.
2.3    Continuing Liability under Collateral. Notwithstanding anything herein to the contrary, (a) the Pledgor shall remain liable for all obligations in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Lender, (b) the Pledgor shall remain liable under each of the agreements included in the Collateral, including any agreements relating to Pledged Equity Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and the Lender shall not have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Lender have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Equity Interests, and (c) the exercise by the Lender of any of its rights hereunder shall not release the Pledgor from any of its duties or obligations under the contracts and agreements included in the Collateral.
SECTION 3.    CERTAIN PERFECTION REQUIREMENTS
3.1    Delivery Requirements. Promptly after the Pledge Effective Date, the Pledgor shall deliver to the Lender, in accordance with Section 5.6, all certificates and instruments representing or evidencing any Pledged Equity Interests, duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, in blank, all in form and substance reasonably satisfactory to the Lender.
3.2    Other Actions; Authorization.
(a)    The Pledgor consents to the grant of a Lien pursuant to this Agreement in all Pledged Equity Interests to the Lender and without limiting the generality of the foregoing consents to the transfer of any Pledged Equity Interests to the Lender or its designee following an Event of Default and to the substitution of the Lender or its designee as a member in OpCo with all the rights and powers related thereto.
(b)    The Pledgor shall, on the Pledge Effective Date, deliver to the Lender a payment direction letter in substantially the form set forth on Exhibit A.
3.3    Timing and Notice. With respect to any Collateral in existence on the Pledge Effective Date, the Pledgor shall comply with the requirements of Section 3.1 on the date hereof and, with respect to any Collateral hereafter owned or acquired, the Pledgor shall comply with such requirements within fifteen (15) days of the Pledgor acquiring rights therein (or such longer period of time agreed to by the Lender in its sole discretion). The Pledgor shall promptly inform the Lender of its acquisition or receipt of any Collateral for which any action is required by Section 3.1 hereof.
SECTION 4.    REPRESENTATIONS AND WARRANTIES.
The Pledgor hereby represents and warrants, on the Closing Date and on the Pledge Effective Date, that:
4.1    Pledgor Information and Status.
(a)    Schedule 4.1(A) and (B) (as such schedule may be amended or supplemented by the Pledgor from time to time) sets forth under the appropriate headings: (1) the full legal name of the Pledgor, (2) all trade names or other names under which the Pledgor currently conducts business, (3) the type of organization of the Pledgor, (4) the jurisdiction of organization of the Pledgor, (5) the Pledgor’s organizational identification number, if any, and (6) the jurisdiction where the chief executive office or its sole place of business of the Pledgor is located;
(b)    Except as provided on Schedule 4.1(C) (as such schedule may be amended or supplemented by the Pledgor from time to time), the Pledgor has not changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other name, in each case, within the past five (5) years;
(c)    The Pledgor has been duly organized and is validly existing as an entity of the type as set forth opposite the Pledgor’s name on Schedule 4.1(A) solely under the laws of the jurisdiction as set forth opposite the Pledgor’s name on Schedule 4.1(A) and remains duly existing as such. The Pledgor has not filed any certificates of dissolution or liquidation, any certificates of domestication, transfer or continuance in any other jurisdiction;

(d)    The Pledgor is not a “transmitting utility” (as defined in Section 9-102(a)(80) of the UCC);
(e)    Schedule 1 sets forth under the heading “Pledged Equity Interests” all of the Pledged Equity Interests owned by the Pledgor, and such Pledged Equity Interests constitute the percentage of issued and outstanding Equity Interests of OpCo indicated on such Schedule 1; the Pledgor shall supplement Schedule 1 as necessary to ensure that Schedule 1 is accurate on the Closing Date; and
(f)    None of the Pledged Equity Interests on Schedule 1 constitute certificated “securities” under Section 8-103 of the UCC or the corresponding code or statute of any other applicable jurisdiction or are represented by a certificate.
4.2    Ownership of Collateral and Absence of Other Liens.
(a)    The Pledgor owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral, free and clear of any and all Liens including Liens arising as a result of the Pledgor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, other than Permitted Collateral Encumbrances;
(b)    It is the record and beneficial owner of the Pledged Equity Interests free of all Liens (other than Permitted Collateral Encumbrances), rights or claims of other Persons and, other than the Merger Agreement, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements (other than the OpCo organizational documents) outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests;
(c)    On the Pledge Effective Date only, no consent of any Person is necessary in connection with the creation, perfection or First Priority status of the security interest of the Lender in any Pledged Equity Interests or the exercise by the Lender of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof;
(d)    On the Pledge Effective Date only, other than any financing statements filed in favor of the Lender pursuant this Agreement, no effective financing statement or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office; and
(e)    On the Pledge Effective Date only, other than the Lender, no Person is in Control of any Collateral.

4.3    Other Representations. The Pledged Equity Interests constitute “general intangibles” (as defined in Section 9-102(a)(42) of the UCC) and the Pledgor therefore covenants and agrees that (a) the Pledged Equity Interests are not and will not be dealt in or traded on securities exchanges or securities markets, (b) the terms of the Pledged Equity Interests do not and will not provide that they are “securities” governed by the UCC and (c) the Pledged Equity Interests are not and will not be investment company securities within the meaning of Section 8-103 of the UCC.
SECTION 5.    COVENANTS AND AGREEMENTS.
The Pledgor hereby covenants and agrees that:
5.1    Pledgor Information and Status.
(a)    The Pledgor shall not change its name, organizational identification number, chief executive office or sole place of business or type of organization or jurisdiction of organization unless it shall have (i) given at least thirty (30) days prior written notice to the Lender and (ii) if applicable, taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Lender’s security interest in the Collateral granted or intended to be granted and agreed to hereby.
(b)    It shall notify the Lender in writing within thirty (30) days of any change in the Pledgor’s chief executive office and take all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Lender’s security interest in the Collateral granted or intended to be granted and agreed to hereby.
5.2    Ownership of Collateral and Absence of Other Liens. Except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, other than Permitted Collateral Encumbrances, and the Pledgor shall defend the Collateral against all Persons at any time claiming any interest therein (other than with respect to Permitted Collateral Encumbrances).
5.3    Status of Security Interest. On and after the Pledge Effective Date, the Pledgor shall maintain the security interest of the Lender hereunder in all Collateral as valid, perfected, First Priority Liens (subject, in the case of priority only, to any Liens that have priority by operation of law).
5.4    Pledged Equity Interests.
(a)    In the event the Pledgor receives any dividends, interest or distributions on any Pledged Equity Interest, upon the merger, consolidation, liquidation or dissolution of OpCo, then (i) such dividends, interest or distributions shall be included in the definition of Collateral without further action and (ii) the Pledgor shall immediately take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of the Lender over such dividends, interest or distributions and pending any such action the Pledgor shall be deemed to hold such dividends, interest or distributions in trust for the benefit of the Lender and shall segregate such dividends, interest or distributions from all other property of the Pledgor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Lender authorizes the Pledgor to retain and use all dividends, interest and distributions subject to the terms of this Agreement and the other Loan Documents. All distributions and other amounts which are received by the Pledgor contrary to the provisions of this Agreement shall be received in trust for the benefit of the Lender, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Lender as Collateral in the same form as so received (with any necessary endorsement).
(b)    Voting.
(i)    So long as no Event of Default shall have occurred and be continuing, except as otherwise expressly prohibited by the covenants and agreements relating to Pledged Equity Interests in this Agreement or elsewhere herein or in the Credit Agreement, the Pledgor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Equity Interests or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; and
(ii)    Upon the occurrence and during the continuation of an Event of Default and upon prior written notice from the Lender (it being acknowledged and agreed that the Lender shall not be required to deliver any such notice if the Pledgor is the subject of a Bankruptcy Event):
(A)    all rights of the Pledgor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Lender who shall thereupon have the sole right to exercise such voting and other consensual rights; and
(B)    in order to permit the Lender to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) the Pledgor, at its sole cost and expense, shall promptly execute and deliver (or cause to be executed and delivered)

to the Lender all proxies, dividend payment orders and other instruments as the Lender may from time to time reasonably request and (2) the Pledgor acknowledges that the Lender may utilize the power of attorney set forth in Section 7.1; and
(C)    the Lender shall have the right, without notice to the Pledgor, to (1) transfer all or any portion of the Pledged Equity Interests to its name or the name of its nominee or agent and (2) subject to the terms of the Pledged Equity Interests, to exchange any certificates or instruments representing such Pledged Equity Interests for certificates or instruments of smaller or larger denominations.
(c)    Without the prior written consent of the Lender, it shall not vote to enable or take any other action to: (i) except as permitted by the Credit Agreement, amend or terminate the Operating Agreement or any other organizational documents in any way that changes the rights of the Pledgor with respect to any Pledged Equity Interests or adversely affect the validity, perfection or priority of the Lender’s security interest, or (ii) cause OpCo to elect or otherwise take any action to cause any Pledged Equity Interests to be treated as “securities” (for purposes of the UCC); provided, that, if any Person takes any such action in violation of the foregoing in this clause (c), the Pledgor shall promptly notify the Lender in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Lender’s “control” thereof.
(d)    The Pledgor represents and warrants that the Pledged Equity Interests are not “securities” (for purposes of the UCC). The Pledgor agrees that it will not permit OpCo to take any actions that would result in any Pledged Equity Interests becoming “securities” (for purposes of the UCC) without the prior written consent of the Lender.
(e)    The Pledgor shall not transfer any Pledged Equity Interests other than in accordance with the Merger Agreement.
(f)    Notwithstanding anything in this Agreement to the contrary, the provisions of Section 5.4(a) and 5.4(b) shall only apply automatically upon the occurrence of the Pledge Effective Date.
5.5    Cash Proceeds Account
The Pledgor shall designate the Cash Proceeds Account as the account into which all consideration received or receivable under the Merger Agreement, including the OpCo Merger Consideration and the OpCo Merger 1 OpCo Distribution, shall be paid and shall deliver notice to the Parent of such designation in accordance with Sections 2.1(f) and 2.4(a) of the Merger Agreement.

5.6    Certificates and Instruments
If, after the Pledge Effective Date, the Pledgor shall become entitled to receive or shall receive any certificate (including any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Equity Interests of the Company, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Equity Interests, or otherwise in respect thereof, the Pledgor shall accept the same as the agent of the Lender, hold the same in trust for the Lender and deliver the same forthwith to the Lender in the exact form received, duly indorsed by the Pledgor to the Lender, if required, together with an undated stock power covering such certificate duly executed in blank by the Pledgor, to be held by the Lender, subject to the terms hereof, as additional collateral security for the Obligations. All certificates representing Pledged Equity Interests (and any additional Pledged Equity Interests acquired or issued after the Closing Date) shall be delivered to the Lender, together with duly executed instruments of transfer or assignment in blank.
SECTION 6.    FURTHER ASSURANCES.
(a)    The Pledgor agrees that from time to time, at its expense (in accordance with the Credit Agreement), that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Lender may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Lender to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor shall:
(i)    file such financing or continuation statements, or amendments thereto and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, or as the Lender may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;
(ii)    at any reasonable time, upon reasonable request by the Lender, assemble the Collateral and allow inspection of the Collateral by the Lender, or persons designated by the Lender;
(iii)    at the Lender’s request, appear in and defend any action or proceeding that might affect the Pledgor’s title to or the Lender’s security interest in all or any part of the Collateral; and

(iv)    furnish the Lender with such information regarding the Collateral, including, without limitation, the location thereof, as the Lender may reasonably request from time to time.
(b)    The Pledgor hereby authorizes the Lender to file a Record or Records, including financing or continuation statements and amendments and supplements to any of the foregoing, in any jurisdictions and with any filing offices as the Lender may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Lender herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Lender may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Lender herein. Such financing statements will include a statement consistent with Section 1.3. The Pledgor shall furnish to the Lender from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Lender may reasonably request, all in reasonable detail.
(c)    In accordance with Section 8.03 of the Credit Agreement, the Pledgor shall pay any applicable filing fees and related expenses in connection with any filing made by the Lender in accordance with clause (b) above.
SECTION 7.    LENDER APPOINTED ATTORNEY-IN-FACT.
7.1    Power of Attorney. The Pledgor hereby irrevocably appoints the Lender (such appointment being coupled with an interest) as the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor, the Lender or otherwise, from time to time in the Lender’s discretion to take any action and to execute any instrument that the Lender may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including the following:
(a)    upon the occurrence and during the continuance of an Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
(b)    upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (a) above;
(c)    upon the occurrence and during the continuance of an Event of Default, to file any claims or take any action or institute any proceedings that the Lender may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Lender with respect to any of the Collateral;
(d)    to prepare and file any UCC financing statements against the Pledgor as debtor;
(e)    upon the occurrence and during the continuance of an Event of Default to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including access to pay or discharge taxes or Liens (other than Permitted Collateral Encumbrances) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Lender in its sole discretion, any such payments made by the Lender to become obligations of the Pledgor to the Lender, due and payable immediately without demand; and
(f)    upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and to do, at the Lender’s option and the Pledgor’s expense, at any time or from time to time, all acts and things that the Lender deems reasonably necessary to protect, preserve or realize upon the Collateral and the Lender’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as the Pledgor might do.
7.2    No Duty on the Part of Lender . The powers conferred on the Lender hereunder shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Lender nor any of its officers, directors, employees or agents shall be responsible to the Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
SECTION 8.    REMEDIES.
8.1    Generally.
(a)    If any Event of Default shall have occurred and be continuing, the Lender may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Lender on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i)    require the Pledgor to, and the Pledgor hereby agrees that it shall at its expense and promptly upon request of the Lender forthwith, assemble all or part of the Collateral as directed by the Lender and make it available to the Lender at a place to be designated by the Lender that is reasonably convenient to both parties;
(ii)    enter onto the property where any Collateral is located and take possession thereof with or without judicial process; and
(iii)    without notice except as specified below or under the UCC, sell, assign, or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Lender’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Lender may deem commercially reasonable.
(b)    The Lender may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Lender shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Lender at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Pledgor agrees that it would not be commercially unreasonable for the Lender to dispose of the Collateral or any portion thereof by using internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. The Pledgor hereby waives any claims against the Lender arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Lender accepts the first offer received and does not offer such Collateral to more than one offeree. The Pledgor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Lender, that the Lender has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way limit the rights of the Lender hereunder.
(c)    The Lender may sell the Collateral without giving any warranties as to the Collateral. The Lender may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
(d)    The Lender shall have no obligation to marshal any of the Collateral.
8.2    Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by the Lender in the event that an Event of Default shall have occurred and not otherwise been waived, and in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Lender against, the Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including all reasonable expenses, liabilities and advances made or incurred by the Lender in connection therewith, and all amounts for which the Lender is entitled to indemnification hereunder and all advances made by the Lender hereunder for the account of the Pledgor, and to the payment of all reasonable costs and expenses paid or incurred by the Lender in connection with the exercise of any right or remedy hereunder or under the Credit Agreement, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the Pledgor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
8.3    Sales on Credit. If Lender sells any of the Collateral upon credit, Pledgor will be credited only with payments actually made by purchaser and received by Lender and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Lender may resell the Collateral and Pledgor shall be credited with proceeds of the sale.

8.4    Pledged Equity Interests. The Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Lender may be compelled, with respect to any sale of all or any part of the Pledged Equity Interests conducted without prior registration or qualification of such Pledged Equity Interests under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Pledged Equity Interests for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, the Pledgor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Lender shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Equity Interests for the period of time necessary to permit OpCo to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if OpCo would, or should, agree to so register it. If the Lender determines to exercise its right to sell any or all of the Pledged Equity Interests, upon written request, the Pledgor shall and shall cause OpCo from time to time to furnish to the Lender all such information as the Lender may request in order to determine the number and nature of interest, shares or other instruments included in the Pledged Equity Interests which may be sold by the Lender in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.
8.5    Enforcement Expenses. For the avoidance of doubt, in accordance with Section 8.03 of the Credit Agreement, the Pledgor agrees to pay or reimburse the Lender for all its reasonable and documented costs and expenses incurred in enforcing or protecting any rights under this Agreement, including, without limitation, the reasonable and documented fees and disbursements of counsel to the Lender and of any other necessary counsel. The agreement in this Section 8.5 shall survive the payment in full of all Obligations under the Credit Agreement and the other Loan Documents.
SECTION 9.    CONTINUING SECURITY INTEREST; RELEASE.
This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Discharge Date, be binding upon the Pledgor, its successors and assigns, and inure, together with the rights and remedies of the Lender hereunder, to the benefit of the Lender and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, the Lender may assign or otherwise transfer all or any portion of its interest in the Term Loan to any other Person, and such other Person shall thereupon become vested with all the benefits in respect of the portion so assigned which are granted to the Lender herein or otherwise. On the Discharge Date, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to the Pledgor. Upon any such termination the Lender shall, at the Pledgor’s expense, execute and deliver to the Pledgor or otherwise authorize the filing of such documents as the Pledgor shall reasonably request, including financing statement amendments to evidence such termination.
SECTION 10.    STANDARD OF CARE; LENDER MAY PERFORM.
The powers conferred on the Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Lender shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Lender shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Lender accords its own property. Neither the Lender nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgor or otherwise. If the Pledgor fails to perform any agreement contained herein, the Lender may itself perform, or cause performance of, such agreement, and the expenses of the Lender incurred in connection therewith shall be payable by the Pledgor under, and to the extent provided in, Section 8.03 of the Credit Agreement. The Lender shall provide prompt written notice to the Pledgor following its performance of any such agreement which the Pledgor has failed to perform under this Agreement.
SECTION 11.    MISCELLANEOUS.
Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 8.01 of the Credit Agreement, and if to Pledgor:
SunPower YC Holdings, LLC
c/o SunPower Corporation
77 Rio Robles
San Jose, California 95134
Attention: Manavendra Sial, Chief Financial Officer
Facsimile: 408-240-5417
E-mail: Manavendra.Sial@sunpowercorp.com

with copies, which shall not constitute notice, to:
SunPower YC Holdings, LLC
c/o SunPower Corporation
77 Rio Robles
San Jose, California 95134
Attention: General Counsel
Facsimile: 408-240-5400
No failure or delay on the part of the Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative with, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Lender and the Pledgor and their respective successors and assigns. The Pledgor shall not, without the prior written consent of the Lender given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement embodies the entire agreement and understanding between the Pledgor and the Lender and supersedes all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, this Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
The Pledgor hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement; (b) the Lender does not have any fiduciary relationship with or duty to the Pledgor arising out of or in connection with this

Agreement or any of the other Loan Documents, and the relationship between the Pledgor, on the one hand, and the Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor and (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Pledgor and the Lender.
Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Pledgor and the Lender.
THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.
Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court sitting in the Borough of Manhattan in New York City.
To the extent permitted by law, each party to this Agreement hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by express or overnight mail or courier, postage prepaid, directed to it at its address for notices as provided for in Section 8.01 of the Credit Agreement. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE LENDER/PLEDGOR RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE PLEDGE MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
This Agreement and the Liens created hereunder shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of the Pledgor or any other Loan Party in respect of the Obligations is rescinded or must otherwise be restored by the Lender, whether as a result of any Bankruptcy Event or reorganization or otherwise, and the Pledgor shall indemnify the Lender and its employees, officers and agents on demand for all reasonable fees, costs and expenses (including reasonable fees, costs and expenses of counsel) incurred by the Lender or its employees, officers or agents in connection with such reinstatement, rescission or restoration.

IN WITNESS WHEREOF, the Pledgor and the Lender have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
SUNPOWER YC HOLDINGS, LLC, as Pledgor
By: SunPower HoldCo, LLC, its sole member

By: SunPower Corporation, its sole member

By:
    Name:
    Title:

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Lender
By
    Name:
    Title:

By
    Name:
    Title:

SCHEDULE 1
TO PLEDGE AGREEMENT (SUNPOWER YC HOLDINGS, LLC)

PLEDGED EQUITY INTERESTS

Owner	Issuer	Class of Stock or other Equity Interest	Certificate Number	Percentage of Total, Class of Stock or other Equity Interest
SunPower YC Holdings, LLC	8point3 Operating Company, LLC	Common and Subordinated Units	None	36.5%

SCHEDULE 4.1
TO PLEDGE AGREEMENT (SUNPOWER YC HOLDINGS, LLC)
GENERAL INFORMATION

(A) Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business and Organizational Identification Number of the Pledgor:
Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business	Organization I.D.#
SunPower YC Holdings, LLC	Limited Liability Company	Delaware	77 Rio Robles San Jose, California 95134	5702565
(B) Other Names (including any Trade Name or Fictitious Business Name) under which the Pledgor currently conducts business:
Full Legal Name	Trade Name or Fictitious Business Name
None
(C) Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business and Corporate Structure within past five (5) years:
Pledgor		Date of Change	Description of Change
SunPower YC Holdings, LLC		March 3, 2015	Formation of Pledgor

Exhibit A
Form of Payment Direction Letter

_____, 20[__]

8point3 Operating Company, LLC
c/o 8point3 General Partner, LLC
77 Rio Robles
San Jose, California 95134
Tel: (408) 240-5500
Email: chuck.boynton@sunpower.com
Attention: Charles Boynton, Chief Executive Officer

Dear Charles,

Reference is made to that certain (i) Term Credit Agreement, dated as of May 22, 2018 (as so amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among SunPower HoldCo, LLC, a Delaware limited liability company, as the Borrower, SunPower Corporation, a Delaware corporation, as the Guarantor, and Crédit Agricole Corporate and Investment Bank (the “Lender”) and (ii) Pledge Agreement (SunPower YC Holdings), dated as of May 22, 2018, between SunPower YC Holdings, LLC, a Delaware limited liability company (“SunPower YC Holdings”), and the Lender.

SunPower YC Holdings hereby authorizes and directs 8point3 Operating Company, LLC, a Delaware limited liability company, to comply with any instructions received by it from the Lender in writing that state that (A) an Event of Default has occurred and is continuing and (B) without any other or further instructions from us, pay any dividend or other payments in respect of the Collateral directly to the Lender.

Sincerely,

SUNPOWER YC HOLDINGS, LLC By: SunPower HoldCo, LLC, its sole member By: SunPower Corporation, its sole member

By:

Name:
Title:

cc:    8point3 Operating Company, LLC
c/o 8point3 General Partner, LLC
400 Crossing Boulevard, 5th Floor
Bridgewater, NJ 08807
Office: +1 (908) 809-4130
Email: jdymbort@firstsolar.com
Attention: Jason Dymbort, General Counsel

8point3 Operating Company, LLC
c/o 8point3 General Partner, LLC
350 West Washington Street, Suite 600
Tempe, Arizona 85281
Tel: (602) 414-9300
Email: mark.widmar@firstsolar.com
Attention: Mark Widmar, Chief Financial Officer

EXHIBIT H

FORM OF PLEDGE AGREEMENT (BORROWER)

See attached.

SCHEDULE 4.1 - GENERAL INFORMATION

This PLEDGE AGREEMENT (BORROWER), dated as of May 22, 2018 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among SUNPOWER HOLDCO, LLC, a Delaware limited liability company (the “Pledgor”), and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as lender (in such capacity as lender, together with its successors and permitted assigns in such capacity, the “Lender”).
RECITALS:
WHEREAS, reference is made to that certain Term Credit Agreement, dated as of May 22, 2018 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”), between SunPower Corporation, as Guarantor, the Pledgor, as borrower, and Credit Agricole Corporate and Investment Bank, as Lender;
WHEREAS, as of the date hereof, the Pledgor owns Equity Interests in SunPower YC Holdings LLC, a Delaware limited liability company (“SunPower YC Holdings”), as described on Schedule 1;
WHEREAS, the Credit Agreement requires the Pledgor to pledge its Equity Interests in SunPower YC Holdings; and
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Pledgor and the Lender agree as follows:

SECTION 1.	DEFINITIONS; GRANT OF SECURITY.
1.1    General Definitions. In this Agreement, the following terms shall have the following meanings:
“Agreement” shall have the meaning set forth in the preamble.
“Bankruptcy Event” shall mean any event described in paragraphs (g) and (h) of Article VII of the Credit Agreement.
“Collateral” shall have the meaning assigned in Section 2.1.
“Control” shall mean: (a) with respect to any Uncertificated Securities, control within the meaning of Section 8-106(c) of the UCC and (b) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC.
“Credit Agreement” shall have the meaning set forth in the recitals.
“Discharge Date” shall mean the date in which all Obligations shall have been indefeasibly paid in full in cash and the Commitment shall have terminated or expired in accordance with Section 2.06 of the Credit Agreement or on the Closing Date.

“Lender” shall have the meaning set forth in the recitals.
“LLC Interests” shall have the meaning assigned in Section 2.1(a).
“Operating Agreement” shall mean the Limited Liability Company Agreement of SunPower YC Holdings, dated March 6, 2015, as amended, restated, supplemented or otherwise modified from time to time.
“Pledged Equity Interests” shall mean, as may be now owned or hereafter acquired by the Pledgor, all classes or series of limited liability company interests and other Equity Interests in SunPower YC Holdings owned by the Pledgor, including, without limitation, all LLC Interests, the certificates, if any, representing such Pledged Equity Interests and any interest of the Pledgor on the books and records of SunPower YC Holdings pertaining to such Pledged Equity Interests, and all dividends, distributions, return of capital, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Equity Interests and all rights as a member of SunPower YC Holdings, and any other participation or interests in any equity or profits of SunPower YC Holdings, including any trust and all management rights relating to SunPower YC Holdings.
“Pledgor” shall have the meaning set forth in the preamble.
“Proceeds” shall mean (a) all “proceeds” as defined in Article 9 of the UCC, (b) payments or distributions made with respect to the Pledged Equity Interests, and (c) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.
“SunPower YC Holdings” shall have the meaning set forth in the preamble.
“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.
“United States” shall mean the United States of America.
1.2    Definitions; Interpretation.
(a)    In this Agreement, the following capitalized terms shall have the meaning given to them in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof): Certificated Security, Record, and Uncertificated Security.
(b)    All other capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. The incorporation by reference of terms defined in the Credit Agreement shall survive any termination of the Credit Agreement until this Agreement is terminated as provided in Section 9 hereof. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2.    PLEDGE.
2.1    Pledge. The Pledgor hereby assigns and transfers to the Lender and hereby grants to the Lender a security interest in and continuing Lien on all of the Pledgor’s right, title and interest in, to and under all property of the Pledgor identified below, in each case whether now owned or existing or hereafter acquired or in which the Pledgor now has or at any time in the future may acquire and wherever located (all of which being hereinafter collectively referred to as the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations:
(a)    all of the Pledgor’s limited liability company interests in SunPower YC Holdings and all after acquired limited liability company interests in SunPower YC Holdings (collectively, the “LLC Interests”), including without limitation the limited liability company interests described on Schedule 1 (as such schedule may be amended or supplemented from time to time), and all of the Pledgor’s rights to acquire limited liability company interests in SunPower YC Holdings in addition to or in exchange or substitution for the LLC Interests and all other Pledged Equity Interests in SunPower YC Holdings owned by the Pledgor;
(b)    all of the Pledgor’s rights, privileges, authority and powers as a member of SunPower YC Holdings under the Operating Agreement and other organizational documents of SunPower YC Holdings;
(c)    all certificates or other documents representing any and all of the foregoing in clauses (a) and (b);

(d)    all dividends, distributions, cash, securities, instruments and other property or proceeds of any kind to which the Pledgor may be entitled in its capacity as member of SunPower YC Holdings by way of distribution, return of capital or otherwise, including from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the LLC Interests or other Pledged Equity Interests in SunPower YC Holdings;
(e)    any other claim which the Pledgor now has or may in the future acquire in its capacity as member of SunPower YC Holdings against SunPower YC Holdings and its property; and
(f)    all Proceeds, products and accessions of and to any of the property described in the preceding clauses (a) through (e) above.
2.2    Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations.
2.3    Continuing Liability under Collateral. Notwithstanding anything herein to the contrary, (a) the Pledgor shall remain liable for all obligations in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Lender, (b) the Pledgor shall remain liable under each of the agreements included in the Collateral, including any agreements relating to Pledged Equity Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and the Lender shall not have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Lender have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Equity Interests, and (c) the exercise by the Lender of any of its rights hereunder shall not release the Pledgor from any of its duties or obligations under the contracts and agreements included in the Collateral.
SECTION 3.    CERTAIN PERFECTION REQUIREMENTS
3.1    Delivery Requirements. The Pledgor shall deliver to the Lender, in accordance with Section 5.6, all certificates and instruments representing or evidencing any Pledged Equity Interests, duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, in blank, all in form and substance reasonably satisfactory to the Lender.
3.2    Other Actions; Authorization.

(a)    Each of the Pledgor and SunPower YC Holdings consents to the grant of a Lien pursuant to this Agreement in all Pledged Equity Interests to the Lender and without limiting the generality of the foregoing consents to the transfer of any Pledged Equity Interests to the Lender or its designee following an Event of Default and to the substitution of the Lender or its designee as a member in SunPower YC Holdings with all the rights and powers related thereto.
(b)    At any time after the occurrence and during the continuation of an Event of Default, the Pledgor hereby authorizes and directs SunPower YC Holdings to (i) comply with any instructions received by it from the Lender in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Pledgor, and (ii) unless otherwise expressly permitted hereby, pay any dividend or other payments in respect of the Collateral directly to the Lender. SunPower YC Holdings hereby agrees that the provisions of this Section 3.2 shall apply to it with respect to all actions that may be required of it pursuant to this Section.
3.3    Timing and Notice. With respect to any Collateral in existence on the Closing Date, the Pledgor shall comply with the requirements of Section 3.1 on the date hereof and, with respect to any Collateral hereafter owned or acquired, the Pledgor shall comply with such requirements within fifteen (15) days of the Pledgor acquiring rights therein (or such longer period of time agreed to by the Lender in its sole discretion). The Pledgor shall promptly inform the Lender of its acquisition or receipt of any Collateral for which any action is required by Section 3.1 hereof.
SECTION 4.    REPRESENTATIONS AND WARRANTIES.
The Pledgor hereby represents and warrants, on the Effective Date and the Closing Date, that:
4.1    Pledgor Information and Status.
(a)    Schedule 4.1(A) and (B) (as such schedule may be amended or supplemented by the Pledgor from time to time) sets forth under the appropriate headings: (1) the full legal name of the Pledgor, (2) all trade names or other names under which the Pledgor currently conducts business, (3) the type of organization of the Pledgor, (4) the jurisdiction of organization of the Pledgor, (5) the Pledgor’s organizational identification number, if any, and (6) the jurisdiction where the chief executive office or its sole place of business of the Pledgor is located;
(b)    Except as provided on Schedule 4.1(C) (as such schedule may be amended or supplemented by the Pledgor from time to time), the Pledgor has not changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other name, in each case, within the past five (5) years;

(c)    The Pledgor has been duly organized and is validly existing as an entity of the type as set forth opposite the Pledgor’s name on Schedule 4.1(A) solely under the laws of the jurisdiction as set forth opposite the Pledgor’s name on Schedule 4.1(A) and remains duly existing as such. The Pledgor has not filed any certificates of dissolution or liquidation, any certificates of domestication, transfer or continuance in any other jurisdiction;
(d)    The Pledgor is not a “transmitting utility” (as defined in Section 9-102(a)(80) of the UCC);
(e)    Schedule 1 sets forth under the heading “Pledged Equity Interests” all of the Pledged Equity Interests owned by the Pledgor, and such Pledged Equity Interests constitute the percentage of issued and outstanding Equity Interests of SunPower YC Holdings indicated on such Schedule 1; the Pledgor shall supplement Schedule 1 as necessary to ensure that Schedule 1 is accurate on the Closing Date; and
(f)    None of the Pledged Equity Interests that are pledged by the Pledgor hereunder on Schedule 1 constitute certificated “securities” under Section 8-103 of the UCC or the corresponding code or statute of any other applicable jurisdiction or are represented by a certificate.
4.2    Ownership of Collateral and Absence of Other Liens.
(a)    The Pledgor owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral, free and clear of any and all Liens including Liens arising as a result of the Pledgor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, other than Permitted Collateral Encumbrances;
(b)    It is the record and beneficial owner of the Pledged Equity Interests free of all Liens (other than Permitted Collateral Encumbrances), rights or claims of other Persons and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements (other than the SunPower YC Holdings organizational documents) outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests;
(c)    No consent of any Person is necessary in connection with the creation, perfection or First Priority status of the security interest of the Lender in any Pledged Equity Interests or the exercise by the Lender of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof;
(d)    Other than any financing statements filed in favor of the Lender pursuant this Agreement, no effective financing statement or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office; and
(e)    Other than the Lender, no Person is in Control of any Collateral.

4.3    Other Representations. The Pledged Equity Interests constitute “general intangibles” (as defined in Section 9-102(a)(42) of the UCC) and the Pledgor therefore covenants and agrees that (a) the Pledged Equity Interests are not and will not be dealt in or traded on securities exchanges or securities markets, (b) the terms of the Pledged Equity Interests do not and will not provide that they are “securities” governed by the UCC and (c) the Pledged Equity Interests are not and will not be investment company securities within the meaning of Section 8-103 of the UCC.

SECTION 5.    COVENANTS AND AGREEMENTS.
The Pledgor hereby covenants and agrees that:
5.1    Pledgor Information and Status.
(a)    The Pledgor shall not change its name, organizational identification number, chief executive office or sole place of business or type of organization or jurisdiction of organization unless it shall have (i) given at least thirty (30) days prior written notice to the Lender and (ii) if applicable, taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Lender’s security interest in the Collateral granted or intended to be granted and agreed to hereby.
(b)    It shall notify the Lender in writing within thirty (30) days of any change in the Pledgor’s chief executive office and take all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Lender’s security interest in the Collateral granted or intended to be granted and agreed to hereby.
5.2    Ownership of Collateral and Absence of Other Liens. Except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, other than Permitted Collateral Encumbrances, and the Pledgor shall defend the Collateral against all Persons at any time claiming any interest therein (other than with respect to Permitted Collateral Encumbrances).
5.3    Status of Security Interest. The Pledgor shall maintain the security interest of the Lender hereunder in all Collateral as valid, perfected, First Priority Liens (subject, in the case of priority only, to any Liens that have priority by operation of law).
5.4    Pledged Equity Interests.
(a)    In the event the Pledgor receives any dividends, interest or distributions on any Pledged Equity Interest, upon the merger, consolidation, liquidation or dissolution of SunPower YC Holdings, then (i) such dividends, interest or distributions shall be included in the definition of Collateral without further action and (ii) the Pledgor shall immediately take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of the Lender over such dividends, interest or distributions and pending any such action the Pledgor shall be deemed to hold such dividends, interest or distributions in trust for the benefit of the Lender and shall segregate such dividends, interest or distributions from all other property of the Pledgor.

Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Lender authorizes the Pledgor to retain and use all dividends, interest and distributions subject to the terms of this Agreement and the other Loan Documents. All distributions and other amounts which are received by the Pledgor contrary to the provisions of this Agreement shall be received in trust for the benefit of the Lender, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Lender as Collateral in the same form as so received (with any necessary endorsement).
(b)    Voting.
(i)    So long as no Event of Default shall have occurred and be continuing, except as otherwise expressly prohibited by the covenants and agreements relating to Pledged Equity Interests in this Agreement or elsewhere herein or in the Credit Agreement, the Pledgor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Equity Interests or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; and
(ii)    Upon the occurrence and during the continuation of an Event of Default and upon prior written notice from the Lender (it being acknowledged and agreed that the Lender shall not be required to deliver any such notice if the Pledgor is the subject of a Bankruptcy Event):
(A)    all rights of the Pledgor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Lender who shall thereupon have the sole right to exercise such voting and other consensual rights; and
(B)    in order to permit the Lender to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) the Pledgor, at its sole cost and expense, shall promptly execute and deliver (or cause to be executed and delivered) to the Lender all proxies, dividend payment orders and other instruments as the Lender may from time to time reasonably request and (2) the Pledgor acknowledges that the Lender may utilize the power of attorney set forth in Section 7.1; and
(C)    the Lender shall have the right, without notice to the Pledgor, to (1) transfer all or any portion of the Pledged Equity Interests to its name or the name of its nominee or agent and (2) subject to the terms of the Pledged Equity Interests, to exchange any certificates or instruments representing such Pledged Equity Interests for certificates or instruments of smaller or larger denominations.

(c)    Without the prior written consent of the Lender, it shall not vote to enable or take any other action to: (i) except as permitted by the Credit Agreement, amend or terminate the Operating Agreement or any other organizational documents in any way that changes the rights of the Pledgor with respect to any Pledged Equity Interests or adversely affect the validity, perfection or priority of the Lender’s security interest, or (ii) cause SunPower YC Holdings to elect or otherwise take any action to cause any Pledged Equity Interests to be treated as “securities” (for purposes of the UCC); provided, that, if any Person takes any such action in violation of the foregoing in this clause (c), the Pledgor shall promptly notify the Lender in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Lender’s “control” thereof.
(d)    The Pledgor represents and warrants that the Pledged Equity Interests are not “securities” (for purposes of the UCC). The Pledgor agrees that it will not permit SunPower YC Holdings to take any actions that would result in any Pledged Equity Interests becoming “securities” (for purposes of the UCC) without the prior written consent of the Lender.
(e)    The Pledgor shall not transfer any Pledged Equity Interests.
5.5    8point3 Group Dividends
The Pledgor shall cause any dividends, distributions, returns of capital, cash, warrants, rights, options, instruments, securities and other property or proceeds received by SunPower YC Holdings and relating to SunPower YC Holdings’ Equity Interests in 8point3 Group to be applied in accordance with Section 2.09 of the Credit Agreement.
5.6    Certificates and Instruments
If the Pledgor shall become entitled to receive or shall receive any certificate (including any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Equity Interests of the Company, whether in addition to, in substitution of, as a conversion of, or in exchange for, any of the Pledged Equity Interests, or otherwise in respect thereof, the Pledgor shall accept the same as the agent of the Lender, hold the same in trust for the Lender and deliver the same forthwith to the Lender in the exact form received, duly indorsed by the Pledgor to the Lender, if required, together with an undated stock power covering such certificate duly executed in blank by the Pledgor, to be held by the Lender, subject to the terms hereof, as additional collateral security for the Obligations. All certificates representing Pledged Equity Interests (and any additional Pledged Equity Interests acquired or issued after the Closing Date) shall be delivered to the Lender, together with duly executed instruments of transfer or assignment in blank.

SECTION 6.    FURTHER ASSURANCES.
(a)    The Pledgor agrees that from time to time, at its expense (in accordance with the Credit Agreement), that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Lender may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Lender to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor shall:
(i)    file such financing or continuation statements, or amendments thereto and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, or as the Lender may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;
(ii)    at any reasonable time, upon reasonable request by the Lender, assemble the Collateral and allow inspection of the Collateral by the Lender, or persons designated by the Lender;
(iii)    at the Lender’s request, appear in and defend any action or proceeding that might affect the Pledgor’s title to or the Lender’s security interest in all or any part of the Collateral; and
(iv)    furnish the Lender with such information regarding the Collateral, including, without limitation, the location thereof, as the Lender may reasonably request from time to time.
(b)    The Pledgor hereby authorizes the Lender to file a Record or Records, including financing or continuation statements and amendments and supplements to any of the foregoing, in any jurisdictions and with any filing offices as the Lender may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Lender herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Lender may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Lender herein. The Pledgor shall furnish to the Lender from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Lender may reasonably request, all in reasonable detail.
(c)    In accordance with Section 8.03 of the Credit Agreement, the Pledgor shall pay any applicable filing fees and related expenses in connection with any filing made by the Lender in accordance with clause (b) above.
SECTION 7.    LENDER APPOINTED ATTORNEY-IN-FACT.
7.1    Power of Attorney. The Pledgor hereby irrevocably appoints the Lender (such appointment being coupled with an interest) as the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor, the Lender or otherwise, from time to time in the Lender’s discretion to take any action and to execute any instrument that the Lender may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including the following:
(a)    upon the occurrence and during the continuance of an Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
(b)    upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (a) above;
(c)    upon the occurrence and during the continuance of an Event of Default, to file any claims or take any action or institute any proceedings that the Lender may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Lender with respect to any of the Collateral;
(d)    to prepare and file any UCC financing statements against the Pledgor as debtor;
(e)    upon the occurrence and during the continuance of an Event of Default to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including access to pay or discharge taxes or Liens (other than Permitted Collateral Encumbrances) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Lender in its sole discretion, any such payments made by the Lender to become obligations of the Pledgor to the Lender, due and payable immediately without demand; and
(f)    upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and to do, at the Lender’s option and the Pledgor’s expense, at any time or from time to time, all acts and things that the Lender deems reasonably necessary to protect, preserve or realize upon the Collateral and the Lender’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as the Pledgor might do.
7.2    No Duty on the Part of Lender . The powers conferred on the Lender hereunder shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Lender nor any of its officers, directors, employees or agents shall be responsible to the Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
SECTION 8.    REMEDIES.

8.1    Generally.
(a)    If any Event of Default shall have occurred and be continuing, the Lender may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Lender on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:
(i)    require the Pledgor to, and the Pledgor hereby agrees that it shall at its expense and promptly upon request of the Lender forthwith, assemble all or part of the Collateral as directed by the Lender and make it available to the Lender at a place to be designated by the Lender that is reasonably convenient to both parties;
(ii)    enter onto the property where any Collateral is located and take possession thereof with or without judicial process; and
(iii)    without notice except as specified below or under the UCC, sell, assign, or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Lender’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Lender may deem commercially reasonable.
(b)    The Lender may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Lender shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Lender at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Pledgor agrees that it would not be commercially unreasonable for the Lender to dispose of the Collateral or any portion thereof by using internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. The Pledgor hereby waives any claims against the Lender arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Lender accepts the first offer received and does not offer such Collateral to more than one offeree. The Pledgor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Lender, that the Lender has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way limit the rights of the Lender hereunder.
(c)    The Lender may sell the Collateral without giving any warranties as to the Collateral. The Lender may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
(d)    The Lender shall have no obligation to marshal any of the Collateral.
8.2    Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by the Lender in the event that an Event of Default shall have occurred and not otherwise been waived, and in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Lender against, the Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including all reasonable expenses, liabilities and advances made or incurred by the Lender in connection therewith, and all amounts for which the Lender is entitled to indemnification hereunder and all advances made by the Lender hereunder for the account of the Pledgor, and to the payment of all reasonable costs and expenses paid or incurred by the Lender in connection with the exercise of any right or remedy hereunder or under the Credit Agreement, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the Pledgor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
8.3    Sales on Credit. If Lender sells any of the Collateral upon credit, Pledgor will be credited only with payments actually made by purchaser and received by Lender and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Lender may resell the Collateral and Pledgor shall be credited with proceeds of the sale.
8.4    Pledged Equity Interests. The Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Lender may be compelled, with respect to any sale of all or any part of the Pledged Equity Interests conducted without prior registration or qualification of such Pledged Equity Interests under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Pledged Equity Interests for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, the Pledgor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Lender shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Equity Interests for the period of time necessary to permit SunPower YC Holdings to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if SunPower YC Holdings would, or should, agree to so register it. If the Lender determines to exercise its right to sell any or all of the Pledged Equity Interests, upon written request, the Pledgor shall and shall cause SunPower YC Holdings from time to time to furnish to the Lender all such information as the Lender may request in order to determine the number and nature of interest, shares or other instruments included in the Pledged Equity Interests which may be sold by the Lender in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.
8.5    Enforcement Expenses. For the avoidance of doubt, in accordance with Section 8.03 of the Credit Agreement, the Pledgor agrees to pay or reimburse the Lender for all its reasonable and documented costs and expenses incurred in enforcing or protecting any rights under this Agreement, including, without limitation, the reasonable and documented fees and disbursements of counsel to the Lender and of any other necessary counsel. The agreement in this Section 8.5 shall survive the payment in full of all Obligations under the Credit Agreement and the other Loan Documents.
SECTION 9.    CONTINUING SECURITY INTEREST; RELEASE.
This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Discharge Date, be binding upon the Pledgor, its successors and assigns, and inure, together with the rights and remedies of the Lender hereunder, to the benefit of the Lender and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, the Lender may assign or otherwise transfer all or any portion of its interest in the Term Loan to any other Person, and such other Person shall thereupon become vested with all the benefits in respect of the portion so assigned which are granted to the Lender herein or otherwise. On the Discharge Date, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to the Pledgor. Upon any such termination the Lender shall, at the Pledgor’s expense, execute and deliver to the Pledgor or otherwise authorize the filing of such documents as the Pledgor shall reasonably request, including financing statement amendments to evidence such termination.
SECTION 10.    STANDARD OF CARE; LENDER MAY PERFORM.
The powers conferred on the Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Lender shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Lender shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Lender accords its own property. Neither the Lender nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgor or otherwise. If the Pledgor fails to perform any agreement contained herein, the Lender may itself perform, or cause performance of, such agreement, and the expenses of the Lender incurred in connection therewith shall be payable by the Pledgor under, and to the extent provided in, Section 8.03 of the Credit Agreement. The Lender shall provide prompt written notice to the Pledgor following its performance of any such agreement which the Pledgor has failed to perform under this Agreement.
SECTION 11.    MISCELLANEOUS.
Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 8.01 of the Credit Agreement.
No failure or delay on the part of the Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative with, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Lender and the Pledgor and their respective successors and assigns. The Pledgor shall not, without the prior written consent of the Lender given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement embodies the entire agreement and understanding between the Pledgor and the Lender and supersedes all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, this Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
The Pledgor hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement; (b) the Lender does not have any fiduciary relationship with or duty to the Pledgor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Pledgor, on the one hand, and the Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor and (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Pledgor and the Lender.
Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Pledgor and the Lender.
THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.
Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court sitting in the Borough of Manhattan in New York City.
To the extent permitted by law, each party to this Agreement hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by express or overnight mail or courier, postage prepaid, directed to it at its address for notices as provided for in Section 8.01 of the Credit Agreement. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE LENDER/PLEDGOR RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE PLEDGE MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
This Agreement and the Liens created hereunder shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of the Pledgor or any other Loan Party in respect of the Obligations is rescinded or must otherwise be restored by the Lender, whether as a result of any Bankruptcy Event or reorganization or otherwise, and the Pledgor shall indemnify the Lender and its employees, officers and agents on demand for all reasonable fees, costs and expenses (including reasonable fees, costs and expenses of counsel) incurred by the Lender or its employees, officers or agents in connection with such reinstatement, rescission or restoration.

IN WITNESS WHEREOF, the Pledgor and the Lender have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
SUNPOWER HOLDCO, LLC, as Pledgor
By: SunPower Corporation, its sole member

By:
    Name:
    Title:

In relation to its agreements and obligations under Section 3.2, acknowledged and agreed by:
SUNPOWER YC HOLDINGS, LLC
By: SunPower HoldCo, LLC, its sole member

By: SunPower Corporation, its sole member

By:
    Name:
    Title:

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Lender
By
    Name:
    Title:

By
    Name:
    Title:

SCHEDULE 1
TO PLEDGE AGREEMENT (BORROWER)

PLEDGED EQUITY INTERESTS

Owner	Issuer	Class of Stock or other Equity Interest	Certificate Number	Percentage of Total, Class of Stock or other Equity Interest
SunPower HoldCo, LLC	SunPower YC Holdings, LLC	Common and Subordinated Units	None	100%

SCHEDULE 4.1
TO PLEDGE AGREEMENT (BORROWER)
GENERAL INFORMATION

(A) Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business and Organizational Identification Number of the Pledgor:
Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business	Organization I.D.#
SunPower HoldCo, LLC	Limited Liability Company	Delaware	77 Rio Robles San Jose, California 95134	5604031
(B) Other Names (including any Trade Name or Fictitious Business Name) under which the Pledgor currently conducts business:
Full Legal Name	Trade Name or Fictitious Business Name
None.
(C) Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business and Corporate Structure within past five (5) years:
Pledgor		Date of Change	Description of Change
None.

EXHIBIT I

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Credit Agreement identified below (as amended, supplemented, or otherwise modified from time to time, the "Credit Agreement"), receipt of a copy of which (and any other Loan Documents requested by the Assignee) is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Lender as contemplated below (i) all of the Assignor's rights and obligations in its capacity as the Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as the Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ______________________________

2.	Assignee: ______________________________ [and is an Affiliate of [identify Lender]]

3.	Borrower: SunPower Holdco, LLC

4.
Credit Agreement:    The $300,000,000 Term Credit Agreement dated as of May 22, 2018 by and among SunPower Holdco, LLC, SunPower Corporation, as the Guarantor, and Crédit Agricole Corporate and Investment Bank, as the Lender

6.    Assigned Interest:

Facility Assigned	Aggregate Commitment Amount	Amount of Commitment Assigned	Percentage Assigned of Commitment
Term Loan	$_____________	$_______________	____________%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY THE LENDER AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to:
SunPower Holdco, LLC,
as Borrower

By: SunPower Corporation, its sole member

By
Name:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Term Credit Agreement dated as of May 22, 2018 by and among SunPower Holdco, LLC, as the Borrower, SunPower Corporation, as the Guarantor, and Crédit Agricole Corporate and Investment Bank, as the Lender.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become the Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become the Lender, (iii) from and after the Effective Date specified in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as the Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of the Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Lender, and (v) if it is a Lender organized under the laws of a jurisdiction outside of the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Assignor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as the Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and

Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.